Exhibit (c)(8)
Project Wrigley Presentation to the Special Committee of the Board Goldman, Sachs & Co. January 24, 2011 Disclaimer

PRELIMINARY AND CONFIDENTIAL Goldman, Sachs & Co. (“GS”) has prepared and provided these materials and GS’s related presentation (the “Confidential Information”) for the information and assistance of the Special Committee of the Board of Directors of Sheffield (the “Company”) in connection with its consideration of the matters referred to herein. Without GS’s prior written consent, the Confidential Information may not be circulated or referred to publicly, disclosed to or relied upon by any other person, or used or relied upon for any other purpose. Notwithstanding anything hereinto the contrary, the Company may disclose to any person the US federal income and state income tax treatment and tax structure of any transaction described herein and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Company relating to such tax treatment and tax structure, without GS imposing any limitation of any kind. The Confidential Information, including this disclaimer, is subject to, and governed by, any written agreement between the Company, the Board and/or any committee thereof, on the hand, and GS, on the other hand. GS and its affiliates are engaged in investment banking, commercial banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, GS and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company, any other party to any transaction and any of their respective affiliates or any currency or commodity that may be involved in any transaction for their own account and for the accounts of their customers. The Confidential Information has been prepared and based on information obtained by GS from publicly available sources, the Company’s management and/or other sources. In preparing the Confidential Information, GS has relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by GS, and GS does not assume any liability for any such information. GS does not provide accounting, tax, legal or regulatory advice. GS’s role in any due diligence review is limited solely to performing such a review as it shall deem necessary to support its own advice and analysis and shall not be on behalf of the Company. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses, and GS does not assume responsibility if future results are materially different from those forecast. GS has not made an independent evaluation or appraisal of the assets and liabilities of the Company or any other person and has no obligation to evaluate the solvency of the Company or any person under any law. The analyses in the Confidential Information are not appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold or purchased. The Confidential Information does not address the underlying business decision of the Company to engage in any transaction, or the relative merits of any strategic alternative referred to herein as compared to any other alternative that may be available to the Company. The Confidential Information is necessarily based on economic, monetary, market and other conditions as in effe ct on, and the information made available to GS as of, the date of such Confidential Information and GS assumes no responsibility for updating or revising the Confidential Information.

PRELIMINARY AND CONFIDENTIAL Table of Contents I. Process and Transaction Overview II. Sheffield Market Update III. Sheffield Management Financial Plan IV. Illustrative Preliminary Sheffield Financial Analysis V. Review of Potential Strategic Alternatives VI. Next Steps Appendix A: Benchmarking Analysis Appendix B: Additional Background Materials Appendix C: Illustrative Sale of Whole Company

PRELIMINARY AND CONFIDENTIAL I. Process and Transaction Overview

PRELIMINARY AND CONFIDENTIAL Situation overview The primary purpose of today’s meeting is to provide for the Special Committee a preliminary assessment of the $22.00 per share offer made by Fullerton for the Sheffield shares it does not currently own Since Fullerton’s offer on October 29, 2010, there have been a number of material developments: As of January 21st, Sheffield stock was trading at $23.92, an 8.7% premium over the offer price, likely reflecting the market’s expectation that Fullerton will need to increase its bid to ultimately consummate a transaction Specialty insurance peers are up 6.5% since the offer was announced Although not yet publicly disclosed (the earnings call is scheduled for February 4th), we understand that Sheffield’s year-end book value is anticipated to be up meaningfully over the third quarter given strong earnings performance and a favorable reserve release Milliman has provided the Special Committee with its own independent actuarial analysis of Sheffield’s reserve position, suggesting that, even after the expected fourth quarter favorable reserve release, the reserves remain very strong with potential for future releases There have been several discussions between Sheffield management and the Special Committee regarding Sheffield’s balance sheet Sheffield management has developed, and the Special Committee has adopted, a set of five year financial projections of the business including the release of excess capital Certain shareholders have provided their views on the potential transaction and value There are a number of issues which will be discussed today for the Special Committee to consider: The value implications of various valuation methodologies Potential alternatives to a transaction with Fullerton The timing and content of any potential public response Communication with Fullerton The structure and timing of a potential deal

PRELIMINARY AND CONFIDENTIAL

Goldman Sachs

Process Overview

Summary of Key Events to Date

October 2010

S	M	T	W	T	F	S
					1	2
3	4	5	6	7	8	9
10	11	12	13	14	15	16
17	18	19	20	21	22	23
24	25	26	27	28	29	30
31						

November 2010

S	M	T	W	T	F	S
	1	2	3	4	5	6
7	8	9	10	11	12	13
14	15	16	17	18	19	20
21	22	23	24	25	26	27
28	29	30				

December 2010

S	M	T	W	T	F	S
			1	2	3	4
5	6	7	8	9	10	11
12	13	14	15	16	17	18
19	20	21	22	23	24	25
26	27	28	29	30	31	

January 2011

S	M	T	W	T	F	S
						1
2	3	4	5	6	7	8
9	10	11	12	13	14	15
16	17	18	19	20	21	22
23	24	25	26	27	28	29
30	31					

Date	Key Event / Action Item
29-Oct-2010	■ Fullerton submits an offer to acquire the 38% public stake in Sheffield that it does not currently own for $22.00 in cash per share
01-Nov-2010	■ On Fullerton's 3Q2010 earnings call, Fullerton CEO says the company intends to seek a negotiated transaction with a special committee of Sheffield's Board of Directors
08-Nov-2010	■ Sheffield Special Committee retains Latham & Watkins as legal advisor
22-Nov-2010	■ Sheffield Special Committee formally retains Goldman Sachs as financial advisor ■ Preliminary kick-off call with Sheffield Special Committee and its advisors regarding financial analysis
29-Nov-2010	■ Planning call with Sheffield Special Committee and its advisors
02-Dec-2010 to 20-Jan-2011	■ Begin weekly conference calls with Sheffield Special Committee and its advisors

Date	Key Event / Action Item
06-Dec-2010 to 24-Jan-2011	■ In-person business review meeting with Sheffield senior management and the legal and financial advisors (Chicago, IL) ■ Ongoing business review calls with Sheffield management and the legal and financial advisors
16-Dec-2010	■ Sheffield Special Committee retains Milliman as independent actuary
20-Dec-2010	■ Sheffield Special Committee in-person meeting with its financial and legal advisors (Chicago, IL)
07-Jan-2011	■ Sheffield management presentation to the Sheffield Special Committee regarding preliminary financial projections (in-person meeting in Chicago, IL) ■ Milliman presentation to the Sheffield Special Committee regarding preliminary reserve analysis
13-Jan-2011	■ Update to Sheffield Special Committee regarding calls with Sheffield shareholders
24-Jan-2011	■ Sheffield Special Committee in-person meeting with the financial and legal advisors (Chicago, IL) ■ Milliman presentation to the Sheffield Special Committee regarding final reserve analysis

Process and Transaction Overview 3

PRELIMINARY AND CONFIDENTIAL

Goldman Sachs

Transaction Overview

Review of Fullerton's Initial Proposal

Transaction	■ Acquisition of all of the outstanding shares of common stock of Sheffield that Fullerton does not currently own (or approximately 17mm basic shares outstanding) — Fullerton, through its subsidiaries, currently owns approximately 62% of the outstanding shares of Sheffield common stock (or approximately 28mm basic shares outstanding) ■ Sheffield received proposal from Fullerton on 29-Oct-2010
Purchase Price	■ Offer price is $22.00 per share; 100% cash — Per Fullerton's press release on 01-Nov-2010, aggregate purchase price of approximately $375mm[1] for the shares of Sheffield that Fullerton does not currently own — Per Fullerton's press release on 01-Nov-2010, the transaction price represents a 1.17x multiple of tangible book value (excluding AOCI) as of 30-Sep-2010. This implies a 1.00x multiple of stated book value (excluding AOCI) as of 30-Sep-2010
Financing	■ Fullerton intends to fund the purchase price for the Sheffield shares with internally available resources — The acquisition "is expected to be modestly accretive to earnings and have only a slight impact on Fullerton's capital position"[2] ■ Fullerton has indicated that the proposed transaction would not be subject to a financing condition
Structure / Form	■ Fullerton has publicly stated that it is only interested in acquiring the remaining shares of Sheffield, and has no interest in a disposition of its controlling interest ■ Fullerton intends to implement the transaction in a manner that will ensure that Sheffield would become a wholly-owned subsidiary of Fullerton and that all Sheffield stockholders would receive the same consideration for their shares

Source: Fullerton company fillings, 3Q2010 earnings transcript and press releases
[1] Aggregate purchase price based on Fullerton ownership of 61.8%; does not reflect dilution of Fullerton ownership due to "in-the-money" Sheffield stock options.
[2] Source: Fullerton 3Q2010 earnings transcript.

Process and Transaction Overview 4

PRELIMINARY AND CONFIDENTIAL

Goldman Sachs

Transaction Overview

Implied Multiples[1]

($ in millions, except per share values)

	Total	Per Share	Undisturbed Price 29-Oct-2010	Fullerton Offer	Current Price 21-Jan-11
Total Purchase Price Per Share			$ 19.25	$ 22.00	$ 23.92
Total Fully Diluted Equity Value			$ 865	$ 991	$ 1,079
Consideration to Minority Shareholders[2]			333	383	418
Premium To Undisturbed Prices[3]:					
Price 1-Day Prior to Announcement (29-Oct-2010)		$ 19.25	0.0 %	14.3 %	24.3 %
30-Day Average Price		18.63	3.3	18.1	28.4
60-Day Average Price		17.95	7.3	22.6	33.3
90-Day Average Price		17.60	9.4	25.0	35.9
52-Week High (26-Oct-2010)		19.51	(1.3)	12.8	22.6
52-Week Low (19-Nov-2009)		13.35	44.2	64.8	79.2
Implied Transaction Multiples:					
Price / Earnings	**Total**	**Per Share**			
2011E Earnings - Management[4]	$ 83	$ 1.83	6.4 x	7.9 x	9.0 x
2011E Earnings - IBES[5]	102	2.30	8.5	9.7	10.5
Price / Shareholder Equity as of 30-Sep-2010A[6]					
Shareholders' Equity (excl. AOCI)	$ 975	$ 21.99	0.88 x	1.00 x	1.09 x
Tangible Shareholders' Equity (excl. AOCI)	836	18.86	1.02	1.17	1.27
Price / Shareholder Equity as of 31-Dec-2010A[7]					
Shareholders' Equity (excl. AOCI)	$ 1,036	$ 23.16	0.84 x	0.96 x	1.04 x
Tangible Shareholders' Equity (excl. AOCI)	898	20.06	0.96	1.10	1.20

Source: Bloomberg and IBES. Projected metrics from Sheffield management, as adopted by Sheffield Special Committee

[1] *All implied multiples are calculated assuming a fully diluted basis (i.e., approximately 44.75mm basic shares outstanding and 1.09mm stock options outstanding at a weighted average exercise price of $15.67), except for price to book multiples as of as of 30-Sep-2010 so as to match 3Q2010 Sheffield earnings release, which is based on basic shares outstanding. Earnings per share metrics are based on a fully diluted basis and book value per share is based on a basic basis, consistent with Sheffield's company filings.*

[2] *Consideration to minority shareholders reflects dilution of Fullerton ownership due to "in-the-money" stock options. Consideration to minority shareholders at $22 / share differs slightly from the $375mm purchase price per Fullerton press release on 29-Oct-2010 due to differences in fully diluted share count.*

[3] *All prices listed based on undisturbed period from 29-Oct-2009 to 29-Oct-2010.*

[4] *Source: Projected earnings from Sheffield management, as adopted by Sheffield Special Committee. Sheffield management does not project reserve development for the projection period. Multiples based on total fully diluted equity value excluding the assumed 31-Dec-2010 year end excess capital dividend divided by the total earnings provided by Sheffield management.*

[5] *Source: IBES; EPS estimate reflects market estimated favorable reserve development and does not include any release of capital.*

[6] *Source: Sheffield company filings and 3Q2010 earnings release. Book value per share figures based on 44.34mm basic shares outstanding, per Sheffield 3Q2010 10-Q filing.*

[7] *Source: Book value figures from Sheffield management. Book value figures do not reflect release of excess capital to be consistent with expected reported results.*

Process and Transaction Overview 5

PRELIMINARY AND CONFIDENTIAL II. Sheffield Market Update

WRIGLEY2010\01-24-11 Presentation — Special Committee Meeting\Strategic Alternatives Presentation_55_Sent.docx Technology Department 9 May 2011 11:51 7/57 PRELIMINARY AND CONFIDENTIAL Sheffield Share Price Performance Since January 2000 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 YTD Share Price Average $12.14 $13.86 $ 13.49 $9.28 $11.05 $13.89 $18.22 $19.75 $14.92 $15.73 $17.87 $23.92 High 14.88 15.65 16.40 11.07 13.93 15.40 22.29 23.18 20.50 19.69 23.90 24.00 Low 10.56 12.55 7.50 6.67 9.51 12.50 14.92 16.00 9.50 11.81 13.87 23.86 ADTV (‘000s) Value $753 $444 $577 $451 $291 $527 $1,159 $1,712 $1,617 $1,455 $1,554 $2,549 # of Shares 61 32 47 48 26 38 63 88 108 93 79 107 $30 Current Fullerton Offer: $22.00 $23.92 Price (USD) $20 Closing $10 A B C D E F G H I $0 Jan-00 Nov-01 Sep-03 Jul-05 May-07 Mar-09 Jan-11 Daily from 01-Jan-2000 to 21-Jan-2011 Sheffield A Mar-2000 Received $13.00 offer from Fullerton F Nov-2004 Sale of Sheffield’s 34% stake in De Montfort Insurance to HCC B May-2000 Fullerton withdraws offer G Jun-2006 Re-enters large commercial market C Dec-2000 Began withdrawal from large commercial market H Jan-2010 Enters reverse flow and Jumbo markets D Nov-2002 Announces suspension of quarterly dividend I 29-Oct-2010 Receives offer from Fullerton for $22 per share E Jan-2004 Exits small / specialty contract segment Source: Bloomberg, company press releases, data from Sheffield management

PRELIMINARY AND CONFIDENTIAL Sheffield Daily Pricing Since Fullerton’s Current Offer Since October 29, 2010 (1-Day Prior to Announcement) 130% 24.3% 120% 110% Price 6.5% Indexed 4.3% 100% (3.0)% Since 1-Nov (First Trading Day Post Announcement) 90% Sheffield 3.3% Fullerton (4.7) Insurers w ith Surety Platforms [1] 3.7 Specialty Insurers [2] 6.4 80% 29-Oct-2010 12-Nov-2010 26-Nov-2010 10-Dec-2010 24-Dec-2010 7-Jan-2011 21-Jan-2011 Daily from 29-Oct-2010 to 21-Jan-2011 Sheffield Fullerton Insurers with Surety Platforms [1] Specialty Insurers [2] Source: Bloomberg [1] Index of Insurers with Surety Platforms includes: Travelers, Chubb, Hartford, Hanover, American Financial and ACE. Index of Specialty Insurers includes: WR Berkley, Markel, HCC, Unitrin, HCC, OneBeacon, Tower Group, Argo Group, RLI, Amtrust, Navigators, Global Indemnity, Meadowbrook, National Interstate, Baldwin & Lyons, EMC.

PRELIMINARY AND CONFIDENTIAL Indexed Stock Price Performance 3-Year Performance 1-Year Performance 140% 180% 38.0% 170% 71.1% 120% Sheffield Prior to Announcement [3]: 11.1% 160% 3.1% 100% 150% (7.1)% Price Price Sheffield Prior to (8.1)% Announcement [3]: 37.7% 140% 80% Indexed Indexed 130% 60% 120% 20.8% 16.5% 110% 13.1% 40% 100% 20% 90% Jan-08 Jul-08 Jan-09 Jul-09 Jan-10 Jul-10 Jan-11 Jan-10 Mar-10 May-10 Jul-10 Sep-10 Nov-10 Jan-11 Daily from 18-Jan-2008 to 21-Jan-2011 Daily from 21-Jan-2010 to 21-Jan-2011 Sheffield Fullerton Insurers with Surety Platforms [1] Specialty Insurers [2] Source: Bloomberg [1] Index of Insurers with Surety Platforms includes: Travelers, Chubb, Hartford, Hanover, American Financial and ACE. Index of Specialty Insurers includes: WR Berkley, Markel, HCC, Unitrin, HCC, OneBeacon, Tower Group, Argo Group, RLI, Amtrust, Navigators, Global Indemnity, Meadowbrook, National Interstate, Baldwin & Lyons, EMC. [3] 3-year indexed stock price performance based on a period of 18-Jan-2008 to 29-Oct-2010. 1-year indexed stock price performance based on a period of 21-Jan-2010 to 29-Oct-2010.

PRELIMINARY AND CONFIDENTIAL Sheffield Shares Traded Analysis Since Announcement of Fullerton Offer 1 Year (Undisturbed) 4,500 3,000 3,750 2,500 3,000 (000) 2,000 (000) Volume 1,500 Volume 2,250 1,500 1,000 750 500 0 0 23.15 23.23 23.32 23.41 23.49 23.58 23.66 23.75 23.83 23.92 13.35 13.97 14.58 15.20 15.81 16.43 17.05 17.66 18.28 18.89 to to to to 23.22 24.00 13.96 19.51 Daily from 01-Nov-2010 to 21-Jan-2011 Daily from 29-Oct-2009 to 29-Oct-2010 Weighted Average Price: 23.45 USD Weighted Average Price: 16.09 USD Total Shares Traded as Percent of Shares Outstanding: 23.48% Total Shares Traded as Percent of Shares Outstanding: 32.10% Total Shares Traded as Percent of Public Float: 61.80% Total Shares Traded as Percent of Public Float: 84.48% 3 Years (Undisturbed) Since Merger (Undisturbed) 16,000 75,000 60,000 12,000 (000) (000) 45,000 Volume 8,000 Volume 30,000 4,000 15,000 0 0 9.50 10.68 11.86 13.04 14.22 15.40 16.58 17.76 18.94 20.12 4.25 6.14 8.04 9.93 11.82 13.72 15.61 17.50 19.39 21.29 to to to to 10.67 21.30 6.13 Daily from 12-Jun-1987 to 29-Oct-2010 23.18 Daily from 29-Oct-2007 to 29-Oct-2010 Weighted Average Price: 15.90 USD Weighted Average Price: 14.02 USD Total Shares Traded as Percent of Shares Outstanding: 152.06% Total Shares Traded as Percent of Shares Outstanding: 550.57% Total Shares as a Percent of Public Float: 400.16% Total Shares Traded as Percent of Public Float: 1148.87% Source: Bloomberg Note: 1 year, 3 year and since IPO shares traded figures are as of 29-Oct-10.

PRELIMINARY AND CONFIDENTIAL

Goldman Sachs

Current Sheffield Shareholder Base – Top 20 Holders

Change in Ownership from September 30, 2010 to January 14, 2011

(In thousands)

	Investor Name	30-Sep-10 Shares	30-Nov-10 Shares	Δ from 30-Sep-10	14-Jan-11 Shares	Δ from 30-Nov-10	Total Δ from 30-Sep-10	% Shares Outstanding	% Public Float	Voting Subscription
1	Dimensional Fund Advisors, Inc.	3,107.6	3,050.6	(57.0)	3,067.6	17.0	(40.0)	6.9 %	18.1 %	ISS & Glass Lewis
2	GAMCO Investors, Inc.	1,816.2	1,500.0	(316.2)	1,500.0	0.0	(316.2)	3.4	8.9	NA
3	Royce & Associates, L.L.C.	1,580.4	1,200.4	(380.0)	1,180.4	(20.0)	(400.0)	2.7	7.0	Glass Lewis
4	Blackrock Advisors, LLC (BGI)	830.9	850.9	20.0	870.0	19.1	39.1	2.0	5.1	ISS
5	Northern Trust Global Investments	1,000.2	830.2	(170.0)	746.8	(83.4)	(253.4)	1.7	4.4	ISS
6	Vanguard Group Inc.	806.5	820.5	14.0	806.4	(14.1)	(0.1)	1.8	4.8	ISS & Glass Lewis
7	Columbia Management (RiverSource)	715.1	715.1	0.0	690.1	(25.0)	(25.0)	1.6	4.1	Glass Lewis
8	ClearBridge Advisors, LLC	670.9	620.9	(50.0)	620.9	0.0	(50.0)	1.4	3.7	ISS
9	Pentwater Capital Management, L.P.	0.0	236.5	236.5	600.0	363.5	600.0	1.4	3.5	NA
10	OppenheimerFunds, Inc.	338.1	338.1	0.0	295.1	(43.0)	(43.0)	0.7	1.7	ISS
11	State Street Global Advisors	346.6	346.6	0.0	290.6	(56.0)	(56.0)	0.7	1.7	ISS
12	Alpine Associates, L.P.	0.0	158.0	158.0	258.0	100.0	258.0	0.6	1.5	NA
13	TIAA-CREF Investment Management, L.L.C.	206.8	206.8	0.0	219.8	13.0	13.0	0.5	1.3	ISS
14	Goldman Sachs Asset Management	215.3	215.3	0.0	215.3	0.0	0.0	0.5	1.3	NA
15	Tiedemann Investment Group	0.0	161.0	161.0	215.0	54.0	215.0	0.5	1.3	ISS
16	North Star Partners, LP	153.5	173.5	20.0	190.5	17.0	37.0	0.4	1.1	NA
17	Kennedy Capital Management, Inc.	397.7	220.7	(177.0)	185.7	(35.0)	(212.0)	0.4	1.1	NA
18	Russell Investment Group	177.0	177.0	0.0	177.0	0.0	0.0	0.4	1.0	ISS
19	Delphi Management Inc.	176.4	176.4	0.0	176.4	0.0	0.0	0.4	1.0	NA
20	LSV Asset Management	203.9	203.9	0.0	140.9	(63.0)	(63.0)	0.3	0.8	NA

Source: Ilios Partners
Note: Green text reflects increase in position from previous period; Red text reflects a decrease in position from previous period.

Sheffield Market Update 11

PRELIMINARY AND CONFIDENTIAL

Goldman Sachs

Current Sheffield Shareholder Base – Other Active Holders

Change in Ownership from September 30, 2010 to January 14, 2011

(In thousands)

	Investor Name	30-Sep-10 Shares	30-Nov-10 Shares	Δ from 30-Sep-10	14-Jan-11 Shares	Δ from 30-Nov-10	Total Δ from 30-Sep-10	% Shares Outstanding	% Public Float	Voting Subscription
27	BNY Mellon Asset Management	75.6	75.6	0.0	88.6	13.0	13.0	0.2 %	0.5 %	NA
28	PanAgora Asset Management Inc.	95.1	95.1	0.0	71.1	(24.0)	(24.0)	0.2	0.4	NA
33	Florida State Board of Administration	48.2	57.2	9.0	57.2	0.0	9.0	0.1	0.3	NA
36	Walthausen & Co., LLC	205.0	83.0	(122.0)	53.0	(30.0)	(152.0)	0.1	0.3	NA
37	GAM London Limited	0.0	30.3	30.3	51.3	21.0	51.3	0.1	0.3	NA
41	AllianceBernstein L.P.	57.4	57.4	0.0	42.4	(15.0)	(15.0)	0.1	0.3	NA
43	Freestone Capital Management, Inc.	169.4	169.4	0.0	40.4	(129.0)	(129.0)	0.1	0.2	NA
45	Wells Fargo Bank, N.A.	52.0	52.0	0.0	40.0	(12.0)	(12.0)	0.1	0.2	NA
47	TFS Capital, LLC	14.1	48.1	34.0	41.0	(7.1)	26.9	0.1	0.2	NA
48	Rhumbline Advisers	33.6	33.6	0.0	35.6	2.0	2.0	0.1	0.2	NA
51	Petrus Securities L.P.	12.3	10.0	(2.3)	30.0	20.0	17.7	0.1	0.2	NA
53	Great Oaks Capital Management, LLC.	25.3	28.6	3.2	32.6	4.0	7.2	0.1	0.2	NA
55	Ohio Public Employees Retirement System	22.7	15.5	(7.3)	22.5	7.0	(0.3)	0.1	0.1	Glass Lewis
56	GE Asset Management, Inc.	0.0	0.0	0.0	22.0	22.0	22.0	0.0	0.1	NA
57	James Investment Research, Inc.	22.0	22.0	(0.0)	22.0	0.0	(0.0)	0.0	0.1	NA
58	California State Teachers' Retirement System	8.7	8.7	0.0	20.7	12.0	12.0	0.0	0.1	NA
59	Wellington Management Company	0.0	0.0	0.0	20.0	20.0	20.0	0.0	0.1	NA
68	HighMark Capital Management, Inc.	34.7	34.7	0.0	15.0	(19.7)	(19.7)	0.0	0.1	NA
75	Citadel, L.P.	0.0	17.0	17.0	10.5	(6.5)	10.5	0.0	0.1	NA
76	D.E. Shaw & Co., Inc.	27.9	0.0	(27.9)	9.0	9.0	(18.9)	0.0	0.1	ISS
81	March Partners L.L.C.	0.0	1.8	1.8	5.8	4.0	5.8	0.0	0.0	NA
84	AQR Capital Management, L.L.C.	0.0	0.0	0.0	5.0	5.0	5.0	0.0	0.0	NA
95	PowerShares Capital Management, L.L.C.	118.4	50.0	(68.4)	1.0	(49.0)	(117.4)	0.0	0.0	NA
101	Security Global Investors, LLC	0.0	0.0	0.0	0.2	0.2	0.2	0.0	0.0	NA
110	Whitebox Advisors, L.L.C.	197.1	27.1	(170.0)	0.0	(27.1)	(197.1)	0.0	0.0	NA
111	First Wilshire Securities Management, Inc.	60.8	10.8	(50.0)	0.0	(10.8)	(60.8)	0.0	0.0	NA
112	Golden Capital Management, L.L.C.	280.9	150.9	(130.0)	0.0	(150.9)	(280.9)	0.0	0.0	NA
113	Keane Capital Management	83.9	83.9	0.0	0.0	(83.9)	(83.9)	0.0	0.0	NA

Source: Ilios Partners
Note: Green text reflects increase in position from previous period; Red text reflects a decrease in position from previous period.

Sheffield Market Update 12

PRELIMINARY AND CONFIDENTIAL III. Sheffield Management Financial Plan Sheffield Management Financial Plan 13

PRELIMINARY AND CONFIDENTIAL Sheffield Historical and Projected Financial Performance ($ in millions) Gross Premiums Written $534.4 $511.2 $471.7 $469.0 $488.8 $451.4 $467.1 $452.6 $438.3 $440.2 $417.5 37.5% 37.2% 35.2% 35.7% 38.2% 37.9% 36.8% 39.1% 38.5% 38.4% 40.4% 64.8% 64.3% 62.1% 62.5% 62.8% 63.2% 60.9% 61.5% 61.6% 61.8% 59.6% 2005A 2006A 2007A 2008A 2009A 2010A 2011E 2012E 2013E 2014E 2015E Contract Commercial Underwriting Ratios 94.8% 83.2% 81.6% 79.4% 78.4% 79.9% 78.1% 77.8% 73.3% 71.8% 75.1%[1] 65.7% 58.1% 55.0% 54.0% 54.5% 54.1% 54.1% 53.9% 55.3% 53.5% 53.1% 43.4% 54.9% 29.3% 29.3% 29.1% 29.0% 27.5% 36.7% 25.7% 25.7% 26.0% 24.6% 24.6% 17.0%[1] 24.3% 24.5% 18.7% 16.5% 10.8% 2005A 2006A 2007A 2008A 2009A 2010A 2011E 2012E 2013E 2014E 2015E AY Loss Ratio CY Loss Ratio Expense Ratio Combined Ratio Source: Sheffield company filings and financial projections prepared by Sheffield management, as adopted by Sheffield Special Committee Note: Underwriting ratios include allocated corporate expenses and policyholder dividends, excluding interest expense. [1] Per Sheffield management, adjusted to exclude losses from Dick Corp. Sheffield Management Financial Plan 14 Tec hnology Department 9 May 2011 11:51 15/57 PRELIMINARY AND CONFIDENTIAL Sheffield Historical and Projected Financial Performance Projections Period Assumes Release of Capital Based on 300% BCAR Target ($ in millions, except per share values) Pre-Tax Net Operating Income[1] $197.1 $169.2 $159.2 22% $153.8 $161.2 $140.1 $132.2 $127.5 $ 115.6 27% 32% $116.4 37% 36% 37% 37% 37% 47% 38% $50.2 78% 73% 68% 64% 63% 63% 63% 62% 63% 112% 53% (12)% 2005A 2006A 2007A 2008A 2009A 2010A 2011E 2012E 2013E 2014E 2015E Contract Commercial Book Value Per Share (ex. AOCI)[2] and Return on Equity (ex. AOCI) $23.16 $20.17 $17.47 $17.19 $17.59 $16.61 $16.92 16.2% $16.20 $14.93 $12.79 11.7% $10.82 15.6% 11.2% 15.2% 14.1% 13.9% 13.6% 12.4% 13.3% 8.3% 2005A 2006A 2007A 2008A 2009A 2010A 2011E 2012E 2013E 2014E 2015E BVPS ex. AOCI ROE ex. AOCI Source: Sheffield company filings and financial projections prepared by Sheffield management, as adopted by Sheffield Special Committee [1] For 2005A to 2010A, assumes realized gains / (losses) allocated 70% to Contract and 30% to Commercial as per Sheffield management. No projected realized gains / (losses) on investment portfolio assumed for 2011E – 2015E. For 2010A, book value per share does not include the impact of releasing $339.6mm of excess capital to be consistent with expected reported results. Book value per share for 2005A to 2009A is based on basic share outstanding; for 2010A to 2015E, book value per share based on approximately 44.75mm basic shares outstanding. Sheffield Management Financial Plan 15

PRELIMINARY AND CONFIDENTIAL

Goldman Sachs

Consolidated Income Statement – Management Plan

Projections Period Assumes Release of Capital Based on 300% BCAR Target

($ in million, except per share values)

	Historical			Projected					
	2008A	2009A	2010A	2011E	2012E	2013E	2014E	2015E	11E-15E CAGR
Gross Premiums Written	$ 467.1	$ 438.3	$ 440.2	$ 452.6	$ 469.0	$ 488.8	$ 511.2	$ 534.4	4.2 %
Growth %	*-1.0%*	*-6.2%*	*0.4%*	*2.8%*	*3.6%*	*4.2%*	*4.6%*	*4.5%*	
Ceded Premiums	(35.4)	(27.3)	(23.9)	(22.9)	(23.2)	(24.0)	(25.0)	(26.1)	
Net Premiums Written	$ 431.7	$ 411.0	$ 416.3	$ 429.8	$ 445.8	$ 464.8	$ 486.3	$ 508.3	4.3 %
Net Earned Premiums	$ 431.7	$ 421.9	$ 418.0	$ 425.4	$ 437.8	$ 454.9	$ 475.0	$ 496.7	3.9 %
Investment Income	47.3	50.4	53.6	46.1	48.3	49.9	51.0	51.9	3.0
Total Revenue	**$ 477.6**	**$ 473.4**	**$ 472.7**	**$ 471.5**	**$ 486.1**	**$ 504.9**	**$ 526.0**	**$ 548.6**	3.9 %
Loss & LAE	$ 80.8	$ 69.4	$ 45.2	$ 123.6	$ 120.5	$ 118.5	$ 116.7	$ 122.2	NM
Commissions	127.7	119.5	120.4	121.0	124.2	129.0	134.7	140.9	3.9 %
Underwriting Expenses	102.8	109.1	104.3	104.7	107.8	111.1	114.4	117.8	3.0
Other Expenses[1]	7.0	6.2	5.6	5.9	6.0	6.2	6.3	6.5	2.4
Total Expenses	$ 318.4	$ 304.2	$ 275.6	$ 355.1	$ 358.6	$ 364.8	$ 372.2	$ 387.4	2.2 %
Pre-Tax Income	$159.2	$169.2	$197.1	$116.4	$127.5	$140.1	$153.8	$161.2	8.5 %
Net Operating Income	**$ 111.3**	**$ 117.1**	**$ 133.7**	**$ 82.6**	**$ 90.1**	**$ 98.5**	**$ 107.6**	**$ 112.6**	8.0 %
Growth %	*19.4%*	*6.8%*	*14.0%*	*-38.6%*	*9.2%*	*9.3%*	*9.2%*	*4.6%*	
FD Operating Earnings Per Share[2]	$ 2.51	$ 2.64	$ 2.96	$ 1.83	$ 2.00	$ 2.18	$ 2.39	$ 2.49	
Underwriting Ratios									
AY Loss Ratio	29.3 %	29.3 %	29.1 %	29.0 %	27.5 %	26.0 %	24.6 %	24.6 %	
Reserve Development (Favorable)	*$(45.5)*	*$(54.3)*	*$(76.3)*	*$ 0.0*	*$ 0.0*	*$ 0.0*	*$ 0.0*	*$ 0.0*	
CY Loss Ratio	18.7 %	16.5 %	10.8 %	29.0 %	27.5 %	26.0 %	24.6 %	24.6 %	
Acquisition Ratio	29.6	28.3	28.8	28.4	28.4	28.4	28.3	28.4	
Underwriting Ratio	23.8	25.9	24.9	24.6	24.6	24.4	24.1	23.7	
Dividend Ratio	1.1	1.1	1.1	1.1	1.1	1.1	1.1	1.1	
Combined Ratio	73.3 %	71.8 %	65.7 %	83.2 %	81.6 %	79.9 %	78.1 %	77.8 %	

Source: Sheffield company filings and financial projections prepared by Sheffield management, as adopted by Sheffield Special Committee

[1] Other expenses include policyholder dividends and interest expense.

[2] Fully diluted shares for 2010A to 2015E, based on approximately 44.75mm basic shares outstanding and 1.09mm stock options outstanding at a weighted average exercise price of $15.67.

Sheffield Management Financial Plan 16

PRELIMINARY AND CONFIDENTIAL

Goldman Sachs

Consolidated Balance Sheet – Management Plan

Projections Period Assumes Release of Capital Based on 300% BCAR Target

($ in million, except per share values)

	Historical			Projected					11E-15E
	2008A	2009A	2010A[1]	2011E	2012E	2013E	2014E	2015E	CAGR
Assets									
Invested Assets	$ 1,116.5	$ 1,316.8	$ 1,459.4	$ 1,174.1	$ 1,210.8	$ 1,236.3	$ 1,254.1	$ 1,282.6	2.2 %
Goodwill and Other Intangible Assets	138.8	138.8	138.8	138.8	138.8	138.8	138.8	138.8	0.0
Other Assets	310.3	253.4	239.6	237.9	237.9	241.7	250.2	258.9	2.1
Total Assets	**$ 1,565.5**	**$ 1,709.0**	**$ 1,837.7**	**$ 1,550.8**	**$ 1,587.5**	**$ 1,616.8**	**$ 1,643.1**	**$ 1,680.3**	2.0 %
Liabilities									
Reserves:									
Unpaid Losses & LAE	$ 428.7	$ 406.1	$ 389.1	$ 408.5	$ 416.8	$ 419.7	$ 419.6	$ 424.3	0.9 %
Unearned Premiums	258.8	247.8	246.0	250.3	258.4	268.2	279.5	291.1	3.8
Total Reserves	$ 687.5	$ 653.9	$ 635.1	$ 658.8	$ 675.2	$ 688.0	$ 699.1	$ 715.3	2.1 %
Long-term Debt	30.9	30.9	30.9	30.9	30.9	30.9	30.9	30.9	0.0
Other Liabilities	79.8	101.2	103.0	103.7	105.7	108.2	111.2	114.3	2.5
Total Liabilities	**$ 798.2**	**$ 786.0**	**$ 769.0**	**$ 793.4**	**$ 811.8**	**$ 827.1**	**$ 841.2**	**$ 860.5**	2.1 %
Shareholders' Equity	**$ 767.3**	**$ 923.1**	**$ 1,068.7**	**$ 757.4**	**$ 775.7**	**$ 789.6**	**$ 801.8**	**$ 819.7**	2.0 %
Shareholders' Equity (ex. AOCI)	771.6	892.7	1,036.3	725.0	743.3	757.2	769.4	787.3	2.1
Liabilities & Shareholders' Equity	**$ 1,565.5**	**$ 1,709.0**	**$ 1,837.7**	**$ 1,550.8**	**$ 1,587.5**	**$ 1,616.8**	**$ 1,643.1**	**$ 1,680.3**	2.0 %
Selected Key Metrics									
Illustrative Capital Release[2]			$ 339.6	$ 54.3	$ 71.9	$ 84.6	$ 95.4	$ 94.7	
Book Value Per Share (incl. AOCI) - Basic[3]	$ 17.37	$ 20.85	$ 23.88	$ 16.93	$ 17.33	$ 17.65	$ 17.92	$ 18.32	
Book Value Per Share (ex. AOCI) - Basic[3]	17.47	20.17	23.16	16.20	16.61	16.92	17.19	17.59	
Tangible Book Value Per Share (ex. AOCI)[3]	14.42	16.34	20.06	13.10	13.51	13.82	14.09	14.49	
Return on Equity (ex. AOCI)	15.6 %	14.1 %	13.9 %	11.2 %	11.7 %	12.4 %	13.3 %	13.6 %	

Source: Sheffield company filings and financial projections prepared by Sheffield management, as adopted by Sheffield Special Committee

[1] 31-Dec-10 shareholders' equity and shareholders' equity (ex. AOCI) does not reflect illustrative capital release of $339.6mm.

[2] Illustrative capital release based on targeted BCAR ratio of 300% per AM Best; capital release assumed to occur at the end of each year. For presentation purposes 2010 shareholders' equity does not reflect illustrative capital release of $339.6mm.

[3] Basic shares outstanding for 2010A-2015E based on approximately 44.75mm basic shares outstanding

Sheffield Management Financial Plan 17

PRELIMINARY AND CONFIDENTIAL

Goldman Sachs

Sensitivity Analysis – Loss Ratio

Projections Period Assumes Release of Capital Based on 300% BCAR Target

($ in millions, except per share values)

- Sensitivity to net operating income assuming an incremental change in the total loss ratio for each year in 2011E, 2012E, 2013E, 2014E and 2015E
- Management Plan long term target loss ratio is 24.6%[2] (2014E and 2015E). This reflects Sheffield's 10-year average loss ratio, excluding losses associated with Dick Corp
  - Sensitivity analysis assumes long term target loss ratio pro-ratably over the projection period decreases to 21% and 23% by 2014E or increases to 27% and 29% by 2014E (see page 50)
  - 21% loss ratio reflects Sheffield's 2004A to 2010A average loss ratio of 20.6%[3]
  - 29% loss ratio reflects the average of Sheffield's highest loss ratios for five consecutive years (2001A to 2005A) of 29.3%[4]

Long Term Loss Ratio[1]	Net Operating Income 2011E	2012E	2013E	2014E	2015E
21.0%	$ 92.5	$ 99.5	$ 107.7	$ 117.0	$ 122.2
23.0%	87.0	94.3	102.6	111.8	116.8
Mgmt. Plan	82.6	90.1	98.5	107.6	112.6
27.0%	76.0	83.9	92.4	101.4	106.1
29.0%	70.5	78.7	87.3	96.2	100.8

Long Term Loss Ratio[1]	Impact to FD Earnings Per Share 2011E	2012E	2013E	2014E	2015E
21.0%	$ 0.22	$ 0.21	$ 0.20	$ 0.21	$ 0.21
23.0%	0.10	0.09	0.09	0.09	0.09
Mgmt. Plan	0.00	0.00	0.00	0.00	0.00
27.0%	(0.15)	(0.14)	(0.14)	(0.14)	(0.14)
29.0%	(0.27)	(0.25)	(0.25)	(0.25)	(0.26)

Source: Financial projections prepared by Sheffield management, as adopted by Sheffield Special Committee
Note: Management Plan assumes release of capital based on a 300% BCAR target. Earnings per share calculated based on approximately 44.75mm basic shares outstanding and 1.09mm stock options outstanding at a weighted average exercise price of $15.67.
[1] Long term loss ratio reflects targeted 2014E and 2015E loss ratio.
[2] Based on information from The Surety & Fidelity Association of America, the average direct loss ratio for 2004 – 2009 for the top ten surety players is approximately 24%.
[3] 2005 loss ratio adjusted to exclude losses for Dick Corp per Sheffield management.

Sheffield Management Financial Plan 18

PRELIMINARY AND CONFIDENTIAL IV. Illustrative Preliminary Sheffield Financial Analysis Illustrative Preliminary Sheffield Financial Analysis 19

PRELIMINARY AND CONFIDENTIAL Preliminary Summary of Financial Analysis ($ in millions, except per share values) Method Reference Pg. Metric Selected Range Fullerton Offer: $22.00 Current Price: $23.92 Price Per Share Public Market Analysis $12.00 $17.00 $22.00 $27.00 $32.00 $37.00 Undisturbed 52-Week High to Low Stock Price (29-Oct-09 to 29-Oct-10) $13.35 $19.51 Research Analyst Price Guidance 1 22 $27.00 $30.00 Multiples Analysis 2 2011E EPS — Management 3 23-25 $1.83 9.0x — 11.0x $24.06 $27.72 2011E EPS — IBES 23-25 $2.30 9.0x — 11.0x $20.70 $25.30 31-Dec-2010A BVPS excl. AOCI 23-25 $23.16 1.00x — 1.20x $23.16 $27.79 31-Dec-2010A TBVPS excl. AOCI 23-25 $20.06 1.10x - 1.40x $22.06 $28.08 Regression Analysis 4 2011E ROE — Insurers w/ Surety Platform 36 11.2% 1.08x — 1.13x $24.38 $25.12 2011E ROE — Specialty Insurers 37 11.2% 0.97x — 1.25x $22.66 $26.99 Transaction Analysis 5 Precedent Minority Buy-In Premia 6 26-27 $19.25 22.6% — 25.3% $23.60 $24.12 Discounted Cash Flow Analysis Management Plan 7 28-29 $22.47 $30.73 Assuming 21% Target Loss Ratio 7,8 28-29 $24.97 $34.33 Assuming 29% Target Loss Ratio 7,8 28-29 $19.38 $26.28 PV of Future Stock Price 9 30 1.00x — 1.20x $23.32 $26.32 Source: Metrics per Sheffield management, unless otherwise noted. Projected metrics from Sheffield management, as adopted by Sheffield Special Committee Note: Book value per share per Sheffield management does not include the impact of releasing excess capital at year end 2010. 1 Source: FBR Capital Markets reports as of 01-Nov-2010 and 20-Jan-2011. FBR Capital Markets is the only research analyst that covers Sheffield. 2 Multiples based on selected insurers with surety platforms (TRV, ACE, CB, HIG, AFG, THG) and selected specialty insurers per page 25. 3 Implied price per share based on 2011E EPS from Sheffield management multiplied by the selected range plus the year end excess capital dividend provided by Sheffield management. 4 Analysis based on regression of insurers with surety platforms and regression of specialty insurers. Range of implied price to book multiples based on current discount to the line and an “on-the-line” analysis using Sheffield 2011E ROE of 11.2% (including the impact of releasing excess capital at 2010 year end; excess capital valued at 1.0x book value). 5 Analysis does not include precedent control premium transactions. See Appendix C. 6 Premia based on the median of the final premiums to undisturbed stock prices of selected insurance minority buy-in transactions and selected minority buy-in transactions for all industries since 2005. 7 Discounted cash flow analysis assumes cost of equity ranging from 10% to 13% and perpetuity growth rates ranging from 0% to 2%. 8 Assumes AY loss ratios per Sheffield management decrease to target loss ratio of 21% or increase to target loss ratio of 29% by 2014E and 2015E. See page 50. 9 Analysis assumes cost of equity of 11.5%. Based on book value per share reflecting the impact of releasing excess capital. Illustrative Preliminary Sheffield Financial Analysis 20

PRELIMINARY AND CONFIDENTIAL Illustrative Analysis at Various Prices ($ in millions, except per share values) Total Purchase Price Per Share $22.00 $24.00 $25.00 $26.00 $27.00 $28.00 $29.00 $30.00 Total Equity Value [1] $991 $1,083 $1,129 $1,175 $1,221 $1,266 $1,312 $1,358 Consideration to Minority Shareholders [1] 383 419 437 456 474 492 510 528 Premium to Current Price $23.92 (8.0)% 0.3% 4.5% 8.7% 12.9% 17.1% 21.2% 25.4% Premium to Initial Offer 22.00 0.0 9.1 13.6 18.2 22.7 27.3 31.8 36.4 Premium To Undisturbed Prices [2]: Price 1-Day Prior to Announcement (29-Oct-2010) $19.25 14.3% 24.7% 29.9% 35.1% 40.3% 45.5% 50.6% 55.8% 30-Day Average Price 18.63 18.1 28.8 34.2 39.5 44.9 50.3 55.6 61.0 60-Day Average Price 17.95 22.6 33.7 39.3 44.9 50.5 56.0 61.6 67.2 90-Day Average Price 17.60 25.0 36.4 42.1 47.8 53.4 59.1 64.8 70.5 52-Week High (26-Oct-2010) 19.51 12.8 23.0 28.1 33.3 38.4 43.5 48.6 53.8 52-Week Low (19-Nov-2009) 13.35 64.8 79.8 87.3 94.8 102.2 109.7 117.2 124.7 Implied Transaction Multiples [3]: Price / Earnings Total Per Share 2011E Earnings — Management 4 $83 $1.83 7.9 x 9.0 x 9.6 x 10.1 x 10.7 x 11.2 x 11.8 x 12.3 x 2011E Earnings — IBES 5 102 2.30 9.7 10.6 11.0 11.5 11.9 12.4 12.8 13.3 Price / Shareholder Equity as of 30-Sep-2010A 6 Shareholders’ Equity (excl. AOCI) $975 $21.99 1.00 x 1.09 x 1.14 x 1.18 x 1.23 x 1.27 x 1.32 x 1.36 x Tangible Shareholders’ Equity (excl. AOCI) 836 18.86 1.17 1.27 1.33 1.38 1.43 1.49 1.54 1.59 Price / Shareholder Equity as of 31-Dec-2010A 7 Shareholders’ Equity (excl. AOCI) $1,036 $23.16 0.96 x 1.05 x 1.09 x 1.13 x 1.18 x 1.22 x 1.27 x 1.31 x Tangible Shareholders’ Equity (excl. AOCI) 898 20.06 1.10 1.21 1.26 1.31 1.36 1.41 1.46 1.51 Price / Shareholder Equity as of 30-Jun-2011E 8 Shareholders’ Equity (excl. AOCI) $1,087 $24.30 0.91 x 1.00 x 1.04 x 1.08 x 1.12 x 1.16 x 1.21 x 1.25 x Tangible Shareholders’ Equity (excl. AOCI) 949 21.20 1.04 1.14 1.19 1.24 1.29 1.33 1.38 1.43 Source: Bloomberg and IBES. Projected metrics from Sheffield management, as adopted by Sheffield Special Committee 1 Total equity value based on Sheffield fully diluted shares assuming approximately 44.75mm basic shares outstanding and 1.09mm stock options outstanding at a weighted average exercise price of $15.67. Consideration to minority shareholders reflects dilution of Fullerton ownership due to “in-the-money” stock options. Consideration to minority shareholders at $22 / share differs from the $375mm purchase price per Fullerton press release on 29-Oct-2010 due to differences in fully diluted share count. 2 All prices listed based on undisturbed period from 29-Oct-2009 to 29-Oct-2010. 3 All implied multiples are calculated assuming a fully diluted basis (i.e., approximately 44.75mm basic shares outstanding and 1.09mm stock options outstanding at a weighted average exercise price of $15.67), except for price to book multiples as of as of 30-Sep-2010 so as to match 3Q2010 Sheffield earnings release, which is based on basic shares outstanding. Earnings per share metrics are based on a fully diluted basis and book value per share is based on a basic basis, consistent with Sheffield’s company filings. 4 Source: Projected earnings from Sheffield management, as adopted by Sheffield Special Committee. Sheffield management does not project any reserve development for the projection period. Multiples based on total fully diluted equity value excluding the assumed 31-Dec-2010 year end excess capital dividend divided by the total earnings provided by Sheffield management. 5 Source: IBES; EPS estimate reflects market estimated favorable reserve development and does not include any release of capital. 6 Source: Sheffield company filings and 3Q2010 earnings release. Book value per share figures based on 44.34mm basic shares outstanding, per Sheffield 3Q2010 10-Q filing. 7 Source: Book value figures from Sheffield management. Book value figures do not reflect rel ease of excess capital to be consistent with expected reported results. 8 30-Jun-2011E book value based on 31-Dec-2010 book value from Sheffield management rolled forward to 30-Jun-2011E using half year of IBES 2011E earnings. Illustrative Preliminary Sheffield Financial Analysis 21

PRELIMINARY AND CONFIDENTIAL Research Analyst Views on Sheffield FBR Estimates Rating Hold Price Target [1] $30.00 2011 EPS $2.30 2011 ROE 9.20% Source: FBR Capital Markets research, dated 29-Oct-2010, 01-Nov-2010 and 20-Jan-2011 1 While FBR price target is $30 / share, FBR has also stated that “general market consensus is a take-out price of around $27 / share for the deal to close” (report dated 20-Jan-2011). Illustrative Preliminary Sheffield Financial Analysis 22

PRELIMINARY AND CONFIDENTIAL

Goldman Sachs

Historical Valuation Multiples

Last 10 Years

Price-to-Earnings


20.0x
18.0x
16.0x
14.0x
12.0x
10.0x
8.0x
6.0x
4.0x
2.0x
FY2 P/E Multiple
10.6x
10.4x
10.0x
9.2x
Jan-01
Sep-02
May-04
Jan-06
Sep-07
May-09
Jan-11
Daily from 20-Jan-2001 to 21-Jan-2011

	Average			
	1 Year	3 Years	5 Years	10 Years
Sheffield	8.3 x	7.6 x	8.5 x	9.4 x
Fullerton	9.5	7.5	8.3	8.9
Surety Platforms[1]	8.4	7.7	8.3	9.1
Specialty[2]	10.3	9.2	10.1	10.8

Price-to-Book (ex. AOCI)


2.80x
2.50x
2.20x
1.90x
1.60x
1.30x
1.00x
0.70x
0.40x
0.10x
P/B (ex. AOCI) Multiple
1.15x
1.09x
0.98x
0.70x
Jan-01
Sep-02
May-04
Jan-06
Sep-07
May-09
Jan-11
Daily from 20-Jan-2001 to 21-Jan-2011

	Average			
	1 Year	3 Years	5 Years	10 Years
Sheffield	0.87 x	0.88 x	1.13 x	1.22 x
Fullerton	0.70	0.61	0.81	0.80
Surety Platforms[1]	0.92	0.94	1.12	1.23
Specialty[2]	1.02	1.07	1.29	1.41

Sheffield — Fullerton — Insurers with Surety Platforms[1] — Specialty Insurers[2]

Source: Bloomberg

[1] Index of Insurers with Surety Platforms includes: Travelers, Chubb, Hartford, Hanover, American Financial and ACE. Index reflects peer medians.

[2] Index of Specialty Insurers includes: WR Berkley, Markel, HCC, Unitrin, HCC, OneBeacon, Tower Group, Argo Group, RLI, Amtrust, Navigators, Global Indemnity, Meadowbrook, National Interstate, Baldwin & Lyons, EMC. Index reflects peer medians.

Illustrative Preliminary Sheffield Financial Analysis 23

PRELIMINARY AND CONFIDENTIAL Comparison of Selected Insurers with Surety Platforms Based on 30-Sep-2010 Data — Multiples Expected to Change with Release of Year End Data ($ in millions, except per share values) Selected Trading Metrics Insurers with Surety Platforms 1 Closing % of 52 Equity Price / Price Week Market P/E P/B TBV ROACE 1.30 x y = 0.084x + 0.1861 Company 21-Jan-2011 High Cap ($mm) 2011 ex. AOCI ex. AOCI 2011 [2] R [2] = 0.5266 Chubb Sheffield $23.92 99.7% $1,061 10.4 x 1.09 x 1.27 x 8.7% 1.20 x Fullerton 26.90 92.8 7,251 10.0 0.70 0.71 6.7 Sheffield Insurers with Surety Platforms — Current 1.10 x Travelers $55.00 95.8% $25,808 9.1 x 1.04 x 1.23 x 9.8% Travelers ACE 60.51 97.0 21,004 8.1 1.01 1.24 10.7 1.00 x ACE Chubb 57.42 95.3 17,877 9.8 1.22 1.26 10.7 AOCI) Hanover Hartford 27.87 94.0 14,143 7.4 0.70 0.74 8.8 American Financial 32.25 97.3 3,556 9.2 0.90 0.95 8.0 0.90 x Hanover 46.89 97.6 2,138 11.4 0.94 1.02 7.3 American Sheffield Low 94.0% 7.4 x 0.70 x 0.74 x 7.3% P/B (ex. Financial — Pre 0.80 x Offer [2] Average 96.2 9.2 0.97 1.07 9.2 Median 96.4 9.2 0.98 1.12 9.3 High 97.6 11.4 1.22 1.26 10.7 0.70 x Hartford Fullerton 0.60 x 0.50 x 4.0% 6.0% 8.0% 10.0% 12.0% 14.0% 2011 ROE Source: Bloomberg, IBES, CapIQ Note: Financial data based on 30-Sep-2010 company filings. Price to book calculations based on common equity excluding non-controlling interest. 1 Regression analysis as shown excludes Sheffield. 2 2011 ROE for Sheffield per Sheffield management plan, as adopted by Sheffield Special Committee. 2011 ROE for all other peers per IBES estimates. Illustrative Preliminary Sheffield Financial Analysis 24

PRELIMINARY AND CONFIDENTIAL Comparison of Selected Specialty Insurers Based on 30-Sep-2010 Data — Multiples Expected to Change with Release of Year End Data ($ in millions, except per share values) Selected Trading Metrics Specialty Insurers 1 Closing % of 52 Equity Price / Price Week Market P/E P/B TBV ROACE 1.90 x Company 21-Jan-2011 High Cap ($mm) 2011 ex. AOCI ex. AOCI 2011 [2] y = 0.0471x + 0.719 R [2] = 0.3381 Sheffield $23.92 99.7% $1,061 10.4 x 1.09 x 1.27 x 8.7% 1.70 x Fullerton 26.90 92.8 7,251 10.0 0.70 0.71 6.7 Amtrust RLI Specialty Insurers Markel WR Berkley $27.70 97.0% $4,224 10.6 x 1.23 x 1.27 x 9.6% 1.50 x Markel 392.99 99.9 3,829 24.6 1.55 1.94 6.0 National Interstate HCC 29.75 98.4 3,470 10.2 1.11 1.50 9.6 OneBeaco OneBeacon Unitrin 26.70 86.4 1,646 10.3 0.86 1.03 7.1 AOCI) n 1.30 x WR Tower OneBeacon 14.02 87.5 1,347 11.8 1.33 1.33 9.7 Berkley Group Tower Group 26.04 97.5 1,246 7.4 1.24 1.94 14.1 Navigators HCC Argo Group 36.14 90.3 1,134 11.1 0.76 0.90 6.2 1.10 x P/B (ex. Sheffield — RLI 50.98 94.3 1,073 13.8 1.63 1.69 9.6 Current Meadowbr Baldwin & ook Amtrust 17.92 99.4 1,099 7.4 1.63 2.23 19.2 Lyons Meadowbrook Navigators 49.18 94.9 886 14.7 1.15 1.16 6.5 0.90 x EMC Global Indemnity 19.97 94.5 617 13.3 0.73 0.75 5.2 Sheffield -Unitrin Pre Offer [2] Meadowbrook 9.60 92.4 513 9.1 1.03 1.50 10.8 National Interstate 20.36 88.9 399 10.2 1.36 1.41 12.4 0.70 x Global Argo Indemnity Group Baldwin & Lyons 22.45 88.8 334 15.0 0.97 0.97 6.4 EMC 21.48 86.6 278 10.4 0.83 0.83 7.7 Low 86.4% 7.4 x 0.73 x 0.75 x 5.2% 0.50 x 0.0% 4.0% 8.0% 12.0% 16.0% 20.0% Average 93.1 12.0 1.16 1.36 9.4 2011 ROE Median 94.3 10.6 1.15 1.33 9.6 High 99.9 24.6 1.63 2.23 19.2 Source: Bloomberg, IBES, CapIQ Note: Financial data based on 30-Sep-2010 company filings. Price to book calculations based on common equity excluding non-controlling interest. 1 Regression analysis as shown excludes Sheffield. 2 2011 ROE for Sheffield per Sheffield management plan, as adopted by Sheffield Special Committee. 2011 ROE for all other peers per IBES estimates. Illustrative Preliminary Sheffield Financial Analysis 25

WRIGLEY2010\01-24-11 Presentation — Special Committee Meeting\Strategic Alternatives Presentation55_Sent.docx Technology Department 9 May 2011 11:51 26/57
PRELIMINARY AND CONFIDENTIAL Selected Insurance Company Buyouts by Significant Existing Shareholders
($ in millions)
Initial Final Aggregate Final Premium Over Premium to Premium to Inside Final Multiples Date Acquiring Company/ Consideration 1-Week Avg 52- Undisturbed Undisturbed Ownership Tender Offer / Forward P / B _ of Ann. Acquired Company (mm) Prior to Ann. Week High Stock Price Stock Price Pre- Trans. Merger P / E (Ex. AOCI)
4-Sep-09 Fairfax Financial $1,050 29.7% 19.7% 19.8% 29.8% 72.6% Tender 20.3 x 1.4 x Odyssey Re 10-Mar-08 Nationwide Mutual 2,400 32.0 (19.1) 24.4 37.8 66.0 Merger 10.2 1.1 NFS
17-Jul-07 Alfa Mutual 840 44.4 10.8 15.8 44.7 54.7 Merger 16.5 2.1 Alfa Corp 22-Feb-07 American Financial Group Inc 245 14.0 2.3 8.6 13.2 75.7 Merger 15.3 1.1
24-Jan-07 AIG 813 33.5 22.6 19.0 32.6 61.9 Merger 21.0 2.1 21st Century Insurance Co 21-Mar-06 Erie Indemnity Co 75 12.3 (0.6) 6.7 6.7 75.1 Tender NA 1.3 Erie Family Life Insurance Co
6-Jun-01 Liberty Mutual Insurance Co 536 0.6 (29.2) 2.3 2.3 65.6 Merger 11.9 1.1 Liberty Financial Cos Inc 30-Aug-00 AXA SA 11,189 8.0 4.4 2.4 4.6 60.0 Tender 18.5 3.5 AXA Financial Inc
Hartford Life(ITT Hartford)
21-Mar-00 Citigroup 2,449 23.1 1.5 23.2 24.6 85.0 Tender 10.6 1.8 Travelers Prop. Casualty Corp 18-Jan-00 MetLife 95 31.4 (35.1) 9.8 30.7 60.4 Merger NA 1.8 Conning Corp 27-Oct-98 Allmerica Financial Corp 212 16.6 (4.0) 5.2 20.6 82.0 Tender 16.6 1.5
Low 0.6% (35.1)% 2.3% 2.3% 54.7% 10.2 x 1.1 x Average 22.6 (2.9) 11.7 22.2 70.0 15.4 1.8 Median 24.3 0.5 9.2 22.6 69.3 15.9 1.7 High 44.4 22.6 24.4 44.7 85.0 21.0 3.5
Source: Company filings and press releases, Thomson One, and SDC Financial Note: Reflects insurance company transactions for U.S. targets.
Illustrative Preliminary Sheffield Financial Analysis 26
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WRIGLEY2010\01-24-11 Presentation — Special Committee Meeting\Strategic Alternatives Presentation55_Sent.docx Technology Department 9 May 2011 11:51 27/57
PRELIMINARY AND CONFIDENTIAL
Comparison of Selected Buyouts of U.S. Targets by Significant Existing Shareholders ($ in millions, except per share values)
% Owned Stock Price 1 Day % Majority of Date Prior to Value Prior to Initial Final # of Increase Minority Tender Offer Announced Target Acquiror Transaction ($mm) Announcement Premium Premium Bumps in Offer Clause vs. Merger
21-Mar-10 CNX Gas Corp CONSOL Energy Inc 82.5% $989 $30.80 24.2% 24.2% 0 0.0% Y T 4-Sep-09 Odyssey Re Holdings Corp Fairfax Financial Holdings Ltd 72.6 1,050 50.07 19.8 29.8 1 8.3 Y T 12-Aug-08 UnionBanCal Corp,CA Bank of Tokyo-Mitsubishi UFJ 61.1 3,707 58.18 8.3 26.3 1 16.7 Y T 21-Jul-08 Genentech Inc Roche Holding AG 55.8 46,695 81.82 8.8 16.1 2 6.7 Y T 10-Mar-08 Nationwide Finl Svcs Inc Nationwide Mutual Insurance Co 66.0 2,400 37.93 24.4 37.8 1 10.7 N M 23-Oct-07 Waste Industries USA Inc Investor Group 51.0 272 28.47 29.1 33.5 1 3.4 N M 17-Jul-07 Alfa Corp Investor Group 54.7 840 15.20 15.8 44.7 1 25.0 N M 2-Apr-07 Tribune Co Sam Zell 52.5 13,117 32.11 5.9 5.9 0 0.0 N M 22-Feb-07 Great American Finl Res Inc American Financial Group Inc 75.7 245 21.64 8.6 13.2 1 4.3 N M 24-Jan-07 21st Century Insurance Co AIG 61.9 954 16.59 19.0 32.6 1 11.4 N M 20-Nov-06 TD Banknorth Inc,Portland,ME Toronto-Dominion Bank 57.0 3,232 30.35 6.5 6.5 0 0.0 N M 9-Oct-06 NetRatings Inc VNU NV 55.8 378 14.57 9.8 44.1 1 31.3 N M 27-Sep-05 New Valley Corp Vector Group Ltd 57.7 106 7.45 20.9 44.7 1 19.6 Y T 12-Sep-05 WFS Financial Inc Wachovia Corp,Charlotte,NC 83.4 504 64.92 13.8 13.8 0 0.0 Y M 1-Sep-05 7-Eleven Inc IYG Holding Co 69.7 1,301 28.34 14.7 32.3 1 15.4 Y T 1-Jul-05 Tipperary Corp Santos Ltd 54.5 140 6.25 18.6 18.9 1 0.3 Y M 3-Mar-05 Siliconix Inc Vishay Intertechnology Inc 80.4 197 28.90 17.2 36.5 1 16.5 Y T 21-Feb-05 Eon Labs Inc Novartis AG 66.4 933 27.92 11.0 11.0 0 0.0 Y T 27-Jan-05 Genencor International Inc Danisco A/S 84.0 184 15.54 23.9 23.9 0 0.0 Y T 18-Jan-05 UGC Holdings Inc Liberty Media Intl Inc 52.2 11,499 9.64 (0.6) (0.6) 0 0.0 Y M
Low (0.6)% (0.6)% 0.0% Average 15.0 24.8 8.5 Median 15.2 25.3 5.5 High 29.1 44.7 31.3 Source: Company filings and press releases, Thomson One, SDC Financial
Illustrative Preliminary Sheffield Financial Analysis 27
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WRIGLEY2010\01-24-11 Presentation — Special Committee Meeting\Strategic Alternatives Presentation55_Sent.docx Technology Department 9 May 2011 11:51 28/57
PRELIMINARY AND CONFIDENTIAL Illustrative Discounted Cash Flow Analysis
Selected Key Assumptions ? Financial projections prepared by Sheffield management, as adopted by Sheffield Special Committee
? Excess capital calculated assuming Sheffield maintains a 300% BCAR ratio[1] each year for 2011E — 2015E
? Sheffield’s value based on present value of the annual excess capital release to common shareholders from 2011E — 2015E and a terminal value based on a perpetuity growth rate
— Annual excess capital release to common shareholders assumed to be paid at the end of each year and is based on all available excess capital each year (based on a 300% BCAR ratio)
— Sheffield’s value includes the release of $339.6mm of excess capital at year end 31-Dec-2010 ? Present value of annual excess capital release and terminal value calculated as of 24-Jan-2011
? Cash flows discounted at various rates — 4.57% risk-free rate[2]
— 6.67% equity risk premium[3] — Equity Beta[4]
Sheffield: 1.05
Fullerton: 1.04
— Cost of equity:
Sheffield: 11.6%
Fullerton: 11.5%
? Analysis does not assume any operating expense or capital synergies [1] Per Sheffield management (with guidance per A.M. Best), as adopted by Sheffield Special Committee.
[2] Risk-free rate based on yield on 30 year U.S. Treasury bond, as of 21-Jan-2011. [3] Source: Ibbotson Associates.
[4] Source: Axioma. All betas based on a 2 year timeframe, as of 21-Jan-2011.
Illustrative Preliminary Sheffield Financial Analysis 28
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WRIGLEY2010\01-24-11 Presentation — Special Committee Meeting\Strategic Alternatives Presentation55_Sent.docx Technology Department 9 May 2011 11:51 29/57
PRELIMINARY AND CONFIDENTIAL Illustrative Discounted Cash Flow Analysis
Equity Value Per Share and Implied Book Value Multiples (Ex. AOCI) ($ in millions, except per share values)
Equity Value Per Share — Management Plan Implied Price to 2015E Book Value (Ex. AOCI) Perpetuity Growth Perpetuity Growth 0.0% 1.0% 2.0% 0.0% 1.0% 2.0%
10.0% $27.18 $28.76 $30.73 10.0% 1.20 x 1.35 x 1.53 x Equity 11.0 25.32 26.57 28.09 Equity 11.0 1.09 1.21 1.36 Cost of 12.0 23.78 24.78 25.98 Cost of 12.0 1.00 1.10 1.23 13.0 22.47 23.29 24.25 13.0 0.92 1.01 1.11
Sensitivity Analysis Equity Value Per Share — 21% Target Loss Ratio Implied Price to 2015E Book Value (Ex. AOCI)
Perpetuity Growth Perpetuity Growth 0.0% 1.0% 2.0% 0.0% 1.0% 2.0%
10.0% $30.32 $32.11 $34.33 10.0% 1.43 x 1.60 x 1.82 x Equity 11.0 28.21 29.62 31.34 Equity 11.0 1.30 1.44 1.62 Cost of 12.0 26.45 27.59 28.94 Cost of 12.0 1.19 1.31 1.45 13.0 24.97 25.89 26.99 13.0 1.10 1.20 1.32
Equity Value Per Share — 29% Target Loss Ratio Implied Price to 2015E Book Value (Ex. AOCI)
Perpetuity Growth Perpetuity Growth 0.0% 1.0% 2.0% 0.0% 1.0% 2.0%
10.0% $23.31 $24.63 $26.28 10.0% 0.95 x 1.07 x 1.21 x Equity 11.0 21.76 22.80 24.07 Equity 11.0 0.87 0.96 1.08 Cost of 12.0 20.47 21.31 22.32 Cost of 12.0 0.79 0.87 0.97 13.0 19.38 20.07 20.88 13.0 0.73 0.80 0.88
Illustrative Preliminary Sheffield Financial Analysis 29
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WRIGLEY2010\01-24-11 Presentation — Special Committee Meeting\Strategic Alternatives Presentation55_Sent.docx Technology Department 9 May 2011 11:51 30/57
PRELIMINARY AND CONFIDENTIAL Illustrative Present Value of Future Stock Price
Based on Terminal Price / Book Multiples (ex. AOCI)
$26.25 $26.32 $26.13 $26.19 $26.11 $25.29 $25.07 $24.88 $24.78 $24.78 $24.26 $23.95 $23.65 $23.44 $23.32
2011E 2012E 2013E 2014E 2015E 1.00 x 1.10 x 1.20 x
Source: Projected book value figures from Sheffield management, as adopted by Sheffield Special Committee
Note: Figures discounted to 24-Jan-2011 assuming cost of equity of 11.5%. Share price calculated based on 44.75mm basic shares outstanding and reflects value of excess capital distributed at each year end.
Illustrative Preliminary Sheffield Financial Analysis 30
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WRIGLEY2010\01-24-11 Presentation — Special Committee Meeting\Strategic Alternatives Presentation55_Sent.docx Technology Department 9 May 2011 11:51 31/57
PRELIMINARY AND
CONFIDENTIAL V. Review of Potential Strategic Alternatives
Review of Potential Strategic Alternatives 31
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WRIGLEY2010\01-24-11 Presentation — Special Committee Meeting\Strategic Alternatives Presentation55_Sent.docx Technology Department 9 May 2011 11:51 32/57
PRELIMINARY AND CONFIDENTIAL Potential Considerations Regarding Sheffield’s Illustrative Alternatives
Rationale Considerations ? Least disruptive
? Has performed well through financial crisis and soft market; well-positioned to achieve continued profitability
? Focus on enhancing current business — Realize benefits from current operating and product initiatives
? Can sell at later point, potentially for more value if multiples improve
Challenge to deploy significant amount of excess capital given majority ownership
? Ability to achieve desired growth / scale ? Will take time to build out additional teams, market new products, etc.
? Valuation may be capped if remain as monoline company with limited use of capital ? Potential to lose value-enhancing transaction for shareholders
? Uncertain markets raise concerns about future valuations
Shareholders receive premium to current share ? Ability to achieve sufficient premium price and potentially book value ? Public shareholders give up potential upside if
— Simplifies ownership and governance structure business performs well and multiples recover — Full access to large statutory surplus base and ? May lose competitive advantage of pure play focus elimination of fronting agreement with Fullerton ? Loss of acquisition and compensation currency
— Cost savings / other synergies ? Rating agency implications
Allows shareholders immediate cash proceeds ? Potential impact to credit rating, depending on size
— Fund with either excess capital or net proceeds ? Reduced capital cushion from incremental debt offering or both ? Dilutive to EPS / BVPS, particularly special dividend Accretive to ROE ? Optics of potential reduction in share price Special dividend treats all shareholders equally (immediately ex-dividend) Share buyback EPS accretive ? Buyback potentially limited given stock’s low float
? Share buyback may adversely impact liquidity of public float and market valuation If available, acquisition could provide growth ? Hypothetical buyer universe maybe limited to large prospects and diversify earnings strategic players given Treasury u.w. limitations For whole company sale, shareholders may ? Sale of minority stake likely not actionable given receive control premium to current share price ownership structure
— Potential hypothetical interest from diversified ? Fullerton publicly announced that it will not sell its and specialty insurers stake in Sheffield
— Auction dynamic could increase price ? Board approval required for acquisitions — Universe limited and targets are smaller in scale, unless major incumbents exit business
— Parent has historically discouraged Sheffield from moving forward with any potential acquisitions
Review of Potential Strategic Alternatives BOC64520-87 32

55_Sent.docx Technology Department 9 May 2011 11:51 33/57 PRELIMINARY AND CONFIDENTIAL
Illustrative Minority Buy-In by Fullerton Selected Key Modeling Assumptions
Overview ? Fullerton acquires the remaining ~38% minority stake in Sheffield that Fullerton does not already own
? For modeling purposes, assumes acquisition closes on 31-Dec-2010 Timing ? Financial data for Sheffield and Fullerton as of 31-Dec-2010 and 30-Sep-2010, respectively
? Market data as of 21-Jan-2011 ? 100% cash
— Assumes Sheffield shareholders prefer cash consideration over receiving Fullerton stock Financing Mix
— Opportunity cost of cash of 5% (pre-tax) ? Fullerton intends to fund the purchase price for the Sheffield shares with internally available resources[1]
? Sheffield financial information based on Sheffield management plan, as adopted by the Sheffield Special Committee
Financial ? Standalone earnings for Fullerton based on IBES estimates, all other financial information as of latest Information publically available information
? Pro forma earnings include investment income on Sheffield excess capital dividend ? Pre-tax synergies of $11.0mm based on Sheffield management estimates
— Synergies phased in 100% in 2011 Synergies
? Pre-tax restructuring charges assumed to be 150% of fully phased-in synergies ? Does not reflect any potential capital synergies
Purchase ? No creation of new identifiable intangibles or goodwill per GAAP accounting for minority buy-ins Accounting ? No FAS-115 mark-to-market adjustment Tax Rate ? Marginal tax rate of 35%
[1] S&P and Moody’s have indicated that Fullerton has excess capital to maintain current rating, however amount is not disclosed.

Review of Potential Strategic Alternatives 33WRIGLEY2010\01-24-11 Presentation — Special Committee Meeting\Strategic Alternatives Presentation55_Sent.docx Technology Department 9 May 2011 11:51 34/57
PRELIMINARY AND CONFIDENTIAL Illustrative Minority Buy-In by Fullerton
Illustrative Pro Forma Financial Impact ($ in millions, except per share values) Purchase Price Per Share $22.00 $24.00 $26.00 $28.00 $30.00 Total Fully Diluted Equity Value [1] $991 $1,083 $1,175 $1,266 $1,358 Consideration to Minority Shareholders [1] 383 419 456 492 528
Premium to: Sheffield Fullerton Price 1-Day Prior to Announcement (10/29/2010) $19.25 14.3% 24.7% 35.1% 45.5% 55.8% $27.72 Initial Offer 22.00 0.0 9.1 18.2 27.3 36.4 Current Price 23.92 (8.0) 0.3 8.7 17.1 25.4 26.90
Implied Transaction Multiples
12/31/10A P/BV ex. AOCI $1,036 0.96 x 1.05 x 1.13 x 1.22 x 1.31 x 0.69 x 12/31/10A P/TBV ex. AOCI 898 1.10 1.21 1.31 1.41 1.51 0.70 2011E P/E — Mgmt. Plan incl. Investment Income 94 10.6 11.5 12.5 13.5 14.5 10.0
EPS Accretion / (Dilution) 2011E — Fullerton 4.3% 4.1% 4.0% 3.8% 3.6% 2012E — Fullerton 4.4 4.3 4.2 4.0 3.9
Balance Sheet Impact to Fullerton
BVPS ex. AOCI Accretion / (Dilution) 12/31/10A (At Close) 0.2% (0.2)% (0.5)% (0.8)% (1.2)% $39.00 12/31/11E 0.4 0.1
(0.2) (0.5) (0.9) 41.70 12/31/12E 0.7 0.4 0.1 (0.2) (0.6) 44.60
Tangible BVPS ex. AOCI Accretion / (Dilution) 12/31/10A (At Close) 0.2% (0.2)% (0.5)% (0.8)% (1.2)% $38.48 12/31/11E 0.5 0.1 (0.2) (0.5) (0.9) 41.18 12/31/12E 0.7 0.4 0.1 (0.2) (0.6) 44.08
Change in Return on Equity (ex. AOCI) 2011E 26 bps 28 bps 29 bps 30 bps 31 bps 6.7%
Source: Financial projections prepared by Sheffield management, as adopted by Sheffield Special Committee Note: Implied multiples are based on total equity value divided by total earnings or total book value.
[1] Total equity value based on Sheffield fully diluted shares assuming approximately 44.75mm basic shares outstanding and 1.09mm stock options outstanding at a weighted average exercise price of $15.67. Consideration to minority shareholders reflects dilution of Fullerton ownership due to “in-the-money” stock options. At $22.00 per share, the consideration to minority shareholders differs from the $375mm purchase price per Fullerton press release due to differences in diluted share count.
Review of Potential Strategic Alternatives 34
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WRIGLEY2010\01-24-11 Presentation — Special Committee Meeting\Strategic Alternatives Presentation55_Sent.docx Technology Department 9 May 2011 11:51 35/57
PRELIMINARY AND CONFIDENTIAL Illustrative Minority Buy-In by Fullerton
Illustrative Fullerton IRR Analysis ($ in millions, except per share values)
24-Jan-11 31-Dec-11 31-Dec-12 31-Dec-13 31-Dec-14 31-Dec-15 Purchase Price @ Current Price Per Share $(418)
Sheffield Illustrative Standalone Excess Capital 340 $54 $72 $85 $95 $95 Sheffield Excess Capital Already Owned by Fullerton (210) (34) (44) (52) (59) (59) Net Excess Capital Acquired $(288) $21 $27 $32 $36 $36
After Tax Synergies 7 7 7 7 7 Restructuring Charge (11) Net Incremental Cash Flow $(299) $28 $35 $39 $44 $43
Premium to Fullerton Undisturbed 17.9% IRR Price $22.00 21.5% 14.3% Sheffield 24.00 17.8 24.7 26.00 14.6 35.1 Share Price 28.00 11.9 45.5 30.00 9.5 55.8
Source: Financial projections prepared by Sheffield management, as adopted by Sheffield Special Committee
Note: Key assumptions include: (1) current purchase price based on market data as of 21-Jan-2011; assumes exit at 31-Dec-2015, figures discounted to 24-Jan-2011 (2) cost of equity of 11.5% and 1% perpetual growth rate (3) purchase price based on current Sheffield stock price assuming approximately 44.75mm basic shares outstanding, 1.09 stock options with a weighted average exercise price of $15.67; (4) annual pre-tax synergies of $11mm and restructuring charge equal to 150% of annual pre-tax synergies; (5) Fullerton ownership reflects dilution from “in-the-money” stock options, (6) analysis does not reflect potential capital synergies or any investment income on excess capital.
Review of Potential Strategic Alternatives 35
BOC64520-90

WRIGLEY2010\01-24-11 Presentation — Special Committee Meeting\Strategic Alternatives Presentation55_Sent.docx Technology Department 9 May 2011 11:51 36/57 PRELIMINARY AND CONFIDENTIAL Illustrative Special Dividend Analysis Assumes $340mm Dividend Funded Using Excess Capital — Insurers with Surety Platforms ($ in millions, except per share values) Illustrative Pro Forma Impact — Management Plan “Value Map” Regression Analysis[1] Pro Forma Earnings 2011E Net Income $94 1.30 x y = 0.084x + 0.1861 Investment Income on Excess Capital (11) R [2] = 0.5266 Chubb 2011E Pro Forma Net Income - Sheffield Management Plan $83 FD Standalone 2011E EPS (No Capital Release) $2.08 1.20 x FD EPS Accretion / (Dilution) (12.1)% PF Sheffield Pro Forma Balance Sheet “On-the-1.10 x “On-the-Line” Equity ex. AOCI — 12/31/10A $1,036 Line” Dividend (340) PF Sheffield Pro Forma Equity ex. AOCI — 12/31/10 $697 Travelers Current Basic BVPS (ex. AOCI) — 12/31/10A $23.16 1.00 x Discount AOCI) Hanover ACE Basic Pro Forma BVPS (ex. AOCI) - 12/31/10 15.57 Basic BVPS Accretion / (Dilution) % (32.8)% ROE — 2011E 8.7% 0.90 x Pro Forma ROE — 2011E 11.2 American Sheffield -ROE Accretion / (Dilution) (bps) 252 bps P/B (ex. Financial Pre Offer Pro Forma Credit Metrics 0.80 x Debt / Cap — 12/31/10A 2.8% Proforma Debt / Cap — 12/31/10 4.1% 0.70 x Hartford Illustrative Implied Value Per Share based on Pro Forma ROE Fullerton Current On the Discount Line Pro Forma ROE 11.2% 11.2% 0.60 x Discount to the Regression Line (4.2) 0.0 Implied P/B Multiple Based on Pro Forma ROE 1.08 x 1.13 x Pro Forma Book Value Per Share $15.57 $15.57 0.50 x Implied Share Price $16.79 $17.53 4.0% 6.0% 8.0% 10.0% 12.0% 14.0% (+) Dividend Per Share at 1.0x Price / Book Value 7.59 7.59 2011 ROE Total Implied Value Per Share $24.38 $25.12 Source: Financial projections prepared by Sheffield management, as adopted by Sheffield Special Committee Note: Selected Key Assumptions: (1) special dividend funded with Sheffield excess capital; (2) assumes transaction close on December 31, 2010; (3) pre-tax opportunity cost of cash of 4.1%; (4) financial information per Sheffield management; (5) marginal tax rate of 35%; (6) assumes no change in outstanding share count in 2011 (7) No repayment of Sheffield $30.9mm trust preferred securities. [1] 2011 ROE for Sheffield per Sheffield management, as adopted by Sheffield Special Committee. 2011 ROE for all other peers per IBES estimates.

WRIGLEY2010\01-24-11 Presentation — Special Committee Meeting\Strategic Alternatives Presentation55_Sent.docx Technology Department 9 May 2011 11:51 37/57 PRELIMINARY AND CONFIDENTIAL Illustrative Special Dividend Analysis Assumes $340mm Dividend Funded Using Excess Capital — Specialty Insurers ($ in millions, except per share values) Illustrative Pro Forma Impact — Management Plan “Value Map” Regression Analysis[1] Pro Forma Earnings 2011E Net Income $94 1.80 x y = 0.0471x + 0.719 Investment Income on Excess Capital (11) R [2] = 0.3381 2011E Pro Forma Net Income - Sheffield Management Plan $83 FD Standalone 2011E EPS (No Capital Release) $2.08 Amtrust RLI FD EPS Accretion / (Dilution) (12.1)% 1.60 x Pro Forma Balance Sheet Markel Equity ex. AOCI — 12/31/10A $1,036 Dividend (340) National Pro Forma Equity ex. AOCI - 12/31/10 $697 1.40 x Interstate OneBeacon Basic BVPS (ex. AOCI) — 12/31/10A $23.16 Basic Pro Forma BVPS (ex. AOCI) — 12/31/10 15.57 WR Berkley Basic BVPS Accretion / (Dilution) % (32.8)% Tower Group ROE — 2011E 8.7% 1.20 x PF Sheffield Pro Forma ROE — 2011E 11.2 P/B (ex. AOCI) Navigators “On-the-Line” ROE Accretion / (Dilution) (bps) 252 bps Pro Forma Credit Metrics HCC Baldwin & Meadowbrook Debt / Cap — 12/31/10A 2.8% 1.00 x Lyons PF Sheffield Proforma Debt / Cap — 12/31/10 4.1% Current Illustrative Implied Value Per Share based on Pro Forma ROE Discount Current On the EMC Unitrin Sheffield — Pre Discount Line 0.80 x Offer Pro Forma ROE 11.2% 11.2% Global Argo Group Discount to the Regression Line (22.3) 0.0 Indemnity Implied P/B Multiple Based on Pro Forma ROE 0.97 x 1.25 x Pro Forma Book Value Per Share $15.57 $15.57 0.60 x Implied Share Price $15.07 $19.40 0.0% 4.0% 8.0% 12.0% 16.0% 20.0% (+) Dividend Per Share at 1.0x Price / Book Value 7.59 7.59 2011 ROE Total Implied Value Per Share $22.66 $26.99 Source: Financial projections prepared by Sheffield management, as adopted by Sheffield Special Committee Note: Selected Key Assumptions: (1) special dividend funded with Sheffield excess capital; (2) assumes transaction close on December 31, 2010; (3) pre-tax opportunity cost of cash of 4.1%; (4) financial information per Sheffield management; (5) marginal tax rate of 35%; (6) assumes no change in outstanding share count in 2011 (7) No repayment of Sheffield $30.9mm trust preferred securities. [1] 2011 ROE for Sheffield per Sheffield management, as adopted by Sheffield Special Committee. 2011 ROE for all other peers per IBES estimates.

WRIGLEY2010\01-24-11 Presentation — Special Committee Meeting\Strategic Alternatives Presentation55_Sent.docx Technology Department 9 May 2011 11:51 38/57 PRELIMINARY AND CONFIDENTIAL VI. Next Steps

WRIGLEY2010\01-24-11 Presentation — Special Committee Meeting\Strategic Alternatives Presentation55_Sent.docx Technology Department 9 May 2011 11:51 39/57 PRELIMINARY AND CONFIDENTIAL Calendar of Key Events / Dates January 2011 February 2011 S M T W T F S S M T W T F S 1 1 2 3 4 5 2 3 4 5 6 7 8 6 7 8 9 10 11 12 9 10 11 12 3 14 15 13 14 15 16 17 18 19 16 17 18 19 20 21 22 20 21 22 23 24 25 26 23 24 25 26 27 28 29 27 28 30 31 Date Description Communicate response to Fullerton regarding initial proposal 24-Jan-2010 to Formal press release regarding the Special Committee’s response to Fullerton’s offer Feb-2010 Discussions with Fullerton’s advisors 04-Feb-2011 Sheffield Q4 2010 Earnings Release 07-Feb-2011 Fullerton Q4 2010 Earnings Release 14-Feb-2011 13F Filings

WRIGLEY2010\01-24-11 Presentation — Special Committee Meeting\Strategic Alternatives Presentation55_Sent.docx Technology Department 9 May 2011 11:51 40/57 PRELIMINARY AND CONFIDENTIAL Appendix A: Benchmarking Analysis

WRIGLEY2010\01-24-11 Presentation — Special Committee Meeting\Strategic Alternatives Presentation55_Sent.docx Technology Department 9 May 2011 11:51 41/57 PRELIMINARY AND CONFIDENTIAL Overview of Top Surety Competitors Data for FY2009 ($ in millions) As % of AM Group / Surety Total Best Rank Company Name DPW DPW Rating Comments 1 Travelers $924 4.3% A+ ¦ Competes in all segments of contractor market above $1mm programs. Major player in jumbo market 2 Liberty Mutual/Safeco 723 2.9 A ¦ Competes in all segments of contractor market. Dedicated structure for smaller contractors. Accumulated small commercial volume through mergers 3 Zurich 487 1.7 A ¦ Competes in all contractor segments above $1mm. Offers Subguard product[1] 4 Sheffield 406 93.2 A 5 Chubb 277 2.9 A++ ¦ Focuses on larger / jumbo contractors 6 Hartford 181 1.7 A ¦ Dedicated small commercial service center. Middle market contractor market. No co-surety (joint-insurer basis) 7 HCC 165 13.1 A+ ¦ Active acquirer — especially in the small / specialty contract segment 8 International Fidelity 147 99.9 A- ¦ Contract appetite up to $40mm 9 ACE 109 1.4 A+ ¦ Large commercial focus. Small to lower end of middle market contractors 10 Hannover 100 3.5 A ¦ Recent aggressive growth in contract business 11 Great American 96 2.8 A ¦ Strong regional player in contract segments up through smaller end of large contractors 12 NAS Surety (Swiss Re) 94 8.7 A ¦ Contract appetite up to $35mm program Large custom bond writer 13 Lexon / Bondsafeguard 87 99.5 A- ¦ Competes in smaller end of mid-sized contractors 14 Arch 79 4.3 A ¦ Middle-market contract. New leadership 15 Chartis Group (AIG) 77 0.3 A ¦ Limited to jumbo contractors 16 RLI 77 12.5 A+ ¦ Competes in commercial and small contract markets Source: SNL Financial, Sheffield management. Surety direct premiums written exclude fidelity and other. [1] Subguard, an alternative product to subcontract performance / payment bonds, is a 2-party agreement that shifts the burden of defaulting subcontractors to the insurance company, as the policy specifies that the insurance company will compensate the general contractor for losses resulting from a subcontractor’s default. A subguard policy covers all subcontractors on a given project.

WRIGLEY2010\01-24-11 Presentation — Special Committee Meeting\Strategic Alternatives Presentation55_Sent.docx Technology Department 9 May 2011 11:51 42/57 PRELIMINARY AND CONFIDENTIAL Sheffield Business Mix vs. Selected Peers Data for FY2009 Large Commercial Insurers Specialty Insurers 6.8% 86.9% 87.5% 95.7% 97.1% 98.3% 97.2% 96.5% 95.7% 98.6% 93.2% 13.1% 12.5% 1.7% 1.4% 4.3% 2.9% 2.8% 3.5% 4.3% Sheffield TRV CB HIG ACE HCC AFG Hanover Arch RLI 2009 Surety Mkt Share 7.8% 17.8% 5.3% 3.5% 2.1% 3.2% 1.9% 1.9% 1.5% NA Surety as % of Total DPW Other Lines of Business Source: SNL Financial, based on 2009 direct premiums written. Market share based on data from The Surety Association of America. Surety direct premiums written exclude fidelity and other.

WRIGLEY2010\01-24-11 Presentation — Special Committee Meeting\Strategic Alternatives Presentation55_Sent.docx Technology Department 9 May 2011 11:51 43/57 PRELIMINARY AND CONFIDENTIAL Sheffield Financial Performance vs. Selected Peers Data Shown for Surety Business Segment of Each Company Surety Premium Growth — 5-Year CAGR (2004-2009) Surety Combined Ratio — 5 Year Average (2004-2009) 12.8% 89.5% 85.4% 11.2% 78.1% 74.5% 72.8% 70.8% 68.9% 7.4% 7.3% 7.3% 51.8% 5.3% 4.2% 3.8% HCC Liberty AFG CB RLI Sheffield Hartford TRV AFG Hartford Sheffield RLI Liberty HCC TRV CB Mutual Mutual Surety Calendar Year Loss & LAE Ratio — Last 10 Years Surety Expense Ratio — Last 10 Years 71.3% 70.7% 60.6% 58.9% 59.9% 59.2% 66.7% 64.0% 61.2% 55.3% 53.6% 52.2% 58.9% 55.0%53.9% 54.5% 50.4% 58.2% 31.8% 31.9% 31.5% 55.0% 47.8% 35.5% 44.8% 25.1% 49.4% 36.7% 22.3% 47.7% 48.8% 46.8% 30.2% 16.5% 47.1% 24.3% 24.5% 23.2% 18.7% 22.7% 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 Sheffield Surety Industry Source: SNL Financial, statutory filings, Dowling & Partners 2010 Surety Primer report and Sheffield management

WRIGLEY2010\01-24-11 Presentation — Special Committee Meeting\Strategic Alternatives Presentation55_Sent.docx Technology Department 9 May 2011 11:51 44/57 PRELIMINARY AND CONFIDENTIAL Sheffield Capital Position vs. Selected Peers Data as of September 30, 2010 ($ in millions) AM Best Statutory NPW / Moody’s Debt / FY 20009 FSR Surplus Surplus Total Capital[1] Est. BCAR[2]Sheffield A $783 0.6 x 2.9% 417.7% Fullerton A 9,638 0.7 20.3 210.3 Large, Commercial Line Insurers Travelers A+ $20,868 1.0 x 23.4% 295.5 % ACE A+ 15,929 0.9 16.4 192.4 Chubb A++ 14,500 0.8 22.1 330.5 Hartford A 16,347 0.6 26.8 206.1 Specialty Insurers Arch Capital[3] A $851 1.8 x 13.1% 154.8% American Financial A 3,238 0.8 17.3 206.6 HCC A+ 2,104 1.0 10.5 179.0 Hanover Group A 1,795 1.8 26.3 226.0 RLI A+ 814 0.6 9.9 337.6 Large, Commercial Line Insurers Travelers A+ $20,868 1.0 x 23.4% 295.5% ACE A+ 15,929 0.9 16.4 192.4 Chubb A++ 14,500 0.8 22.1 330.5 Hartford A 16,347 0.6 26.8 206.1 Specialty Insurers Arch Capital[3] A $851 1.8 x 13.1% 154.8% American Financial A 3,238 0.8 17.3 206.6 HCC A+ 2,104 1.0 10.5 179.0 Hanover Group A 1,795 1.8 26.3 226.0 RLI A+ 814 0.6 9.9 337.6 Large, Commercial Line Insurers Travelers A+ $20,868 1.0 x 23.4% 295.5% ACE A+ 15,929 0.9 16.4 192.4 Chubb A++ 14,500 0.8 22.1 330.5 Hartford A 16,347 0.6 26.8 206.1 Source: Company filings, Sheffield management, SNL Financial [1] Moody’s debt to total capital includes debt adjustment for rent and pension expense. [2] For Sheffield, estimated BCAR per Sheffield management. For all other companies listed, estimated BCAR based on AM Best reports as of end of year 2009. [3] For Arch Capital, statutory surplus and NPW / surplus for the company’s U.S. insurance and reinsurance subsidiaries only.

WRIGLEY2010\01-24-11 Presentation — Special Committee Meeting\Strategic Alternatives Presentation55_Sent.docx Technology Department 9 May 2011 11:51 45/57 PRELIMINARY AND CONFIDENTIAL Sheffield Investment Portfolio vs. Selected Peers Data as of September 30, 2010 ($ in millions) Large Commercial Insurers Specialty Insurers 0.1% 0.8% 4.4% 5.1% 3.2% 5.2% 5.4% 2.5% 8.0% 7.0% 0.7% 0.8% 3.3% 2.7% 4.8% 3.6% 15.2% 9.6% 20.0% 12.2% 5.6% 21.1% 23.5% 6.1% 36.2% 25.2% 26.0% 28.0% 25.9% 33.5% 21.6% 20.5% 7.6% 8.6% 15.8% 11.9% 15.9% 23.7% 18.1% 29.5% 49.2% 46.5% 55.4% 30.3% 52.4% 30.6% 47.0% 46.4% 24.2% 31.8% 19.2% 9.7% 11.8% 12.6% 9.5% 4.3% Sheffield TRV ACE CB HIG Arch AFG HCC Hanover RLI Other Equity Government & Agency [1] MBS / ABS / CMBS / CDOs Corporate Municipal Total Invested Assets: $1,470 $74,717 $50,971 $43,052 $133,590 $12,052 $21,583 $5,835 $5,072 $1,978 % Fixed Income: 99.9% 94.2% 96.0% 91.6% 66.8% 89.4% 91.9% 100.0% 96.7% 84.8% Source: Company filings. Figures do not include cash and cash equivalent. Note: “Other” includes — TRV: redeemable preferred stock and real estate; ACE: limited partnerships and partially-owned investments; CB: distributions from limited partnerships; HIG: mortgage loans, policy loans, limited partnerships, other alternative investments, and controlling interest in investment trust; Arch: TALF investments, AFS, and short term investments pledged under securities lending agreements; AFG: mortgage loans, policy loans, and real estate; Hanover: mortgage loans and real estate. [1] Includes short-term investments and foreign government securities.

WRIGLEY2010\01-24-11 Presentation — Special Committee Meeting\Strategic Alternatives Presentation55_Sent.docx Technology Department 9 May 2011 11:51 46/57 PRELIMINARY AND CONFIDENTIAL Appendix B: Additional Background Materials Additional Background Materials 46 BOC64520-101

WRIGLEY2010\01-24-11 Presentation — Special Committee Meeting\Strategic Alternatives Presentation55_Sent.docx Technology Department 9 May 2011 11:51 47/57 PRELIMINARY AND CONFIDENTIAL Sheffield Historical Financial Performance ($ in millions, except per share data) Income Statement 2005A 2006A 2007A 2008A 2009A 2010A Gross Premiums Written $417.5 $451.4 $471.7 $467.1 $438.3 $440.2 Ceded Premiums (51.6) (41.7) (43.4) (35.4) (27.3) (23.9) Net Premiums Written 365.9 409.6 428.3 431.7 411.0 416.3 Net Earned Premiums 348.4 393.6 421.5 431.7 421.9 418.0 Investment Income 33.7 39.3 44.6 47.3 50.4 53.6 Total Revenue $384.1 $431.7 $465.7 $477.6 $473.4 $472.7 Loss & LAE $127.8 $95.8 $103.1 $80.8 $69.4 $45.2 Commissions 115.5 120.4 125.3 127.7 119.5 120.4 Underwriting Expenses (including Other) 87.0 96.2 102.1 102.8 109.1 104.3 Other Expenses 7.1 7.3 5.8 14.0 12.4 11.3 Total Expenses $333.9 $316.1 $333.5 $318.4 $304.2 $275.6 Pre-Tax Income $50.2 $115.6 $132.2 $159.2 $169.2 $197.1 Net Operating Income $37.1 $83.6 $92.8 $111.3 $117.1 $133.7 Diluted Operating Earnings Per Share $0.86 $1.90 $2.10 $2.51 $2.64 $2.96 Key Operating Ratios AY Loss Ratio 43.4% 25.7% 25.7% 29.3% 29.3% 29.1% Reserve Development — Favorable $23.3 $5.3 $5.1 $45.5 $54.3 $76.3 CY Loss Ratio 36.7 24.3 24.5 18.7 16.5 10.8 Acquisition Ratio 33.2 30.6 29.7 29.6 28.3 28.8 Underwriting Ratio 25.0 24.4 24.2 23.8 25.9 24.9 Dividend Ratio 0.0 0.0 0.0 1.1 1.1 1.1 Combined Ratio — Total 94.8 79.4 78.4 73.3 71.8 65.7 Balance Sheet 2005A 2006A 2007A 2008A 2009A 2010A Investments $789.6 $890.1 $1,014.6 $1,116.5 $1,316.8 $1,459.4 Reserves 665.5 688.0 731.8 687.5 653.9 635.1 Total Assets 1,262.6 1,368.3 1,507.7 1,565.5 1,709.0 1,498.1 Total Debt 50.6 30.7 30.8 30.9 30.9 30.9 Total Equity (ex. AOCI) $469.0 $560.9 $658.9 $771.6 $892.7 $1,036.3 Key Ratios BVPS (incl. AOCI) — Basic $11.00 $12.90 $15.13 $17.37 $20.85 $23.88 BVPS (excl. AOCI) — Basic 10.82 12.79 14.93 17.47 20.17 23.16 ROE (ex. AOCI) 8.3% 16.2% 15.2% 15.6% 14.1% 13.9% Source: Sheffield company filings and Sheffield management Additional Background Materials 47 BOC64520-102

WRIGLEY2010\01-24-11 Presentation — Special Committee Meeting\Strategic Alternatives Presentation55_Sent.docx Technology Department 9 May 2011 11:51 48/57 PRELIMINARY AND CONFIDENTIAL Summary of Sheffield Management Financial Projections Selected Key Assumptions Gross Premiums: ? 2011E and 2012E based on business unit input by line ? 2013E and beyond based on the following assumptions: — Branch and Small Contract: target 5% long-term industry growth rate by 20151 — International Contract: assumes 15% growth in 2013, 10% in 2014 and 7% in 2015 — Commercial: target 3.5% growth, in line with growth in GDP2 ? Market share assumed to remain flat with current market share, except international Ceded Premiums: ? Reflects 11% rate reduction in XOL reinsurance treaty, effective January 1, 2011 Loss Ratio: ? 2011E loss ratio reflective of 2009 and 2010 AY loss ratio of 29.3% and 29.1%, respectively ? 2012E—2015E CY loss ratios decrease over time to 24.6% in 2014E and 2015E3 — 2014E and 2015E loss ratios based on Sheffield’s 10-year average loss ratio, excluding losses associated with Dick Corp; 10-year average includes significant loss events of 2001 to 2003 Expenses: ? No synergies / dis-synergies assumed ? Commission: Remains consistent with 2009A and 2010A of approximately 28.4% for all projected years ? Non-commission: Remains consistent with 2010A of approximately 24.5% — Reflects contract non-commission expense ratio of approximately 21.5% for 2011E to 2013E and 20.5% for 2014E and 2015E and Commercial non-commission expense ratio of approximately 29.0% Investment Income: ? Annual book yield on invested assets assumed to be 4.1% for projections period — Investment income split ~70% / ~30% between contract and commercial, respectively based on required surplus assumptions Loss Reserves: ? Reflects pre-tax 4Q2010 favorable reserve development of $54.5mm ? No additional reserve development assumed throughout projections period Debt Outstanding: ? Trust preferred debt remains outstanding. No issuance of new debt Total Equity: ? Reflects release of capital above a target BCAR score of 300% per A.M. Best; assumes release of capital at end of year ? Assumes no share repurchases, common dividends or acquisitions, also assumes no capital synergies Taxes: ? Marginal tax rate of 35% for pre-tax income, excluding investment income, and 20% effective tax rate on investment income Source: Financial projections prepared by Sheffield management, as adopted by Sheffield Special Committee 1 Per The Surety & Fidelity Association of America, 2004-2009 DPW compounded annual growth rate of the top ten surety writers is approximately 5.2%. 2 Source: Per Goldman Sachs Economic data and forecast (ERWIN), 2011E and 2012E Real GDP growth are forecasted to be 3.4% and 3.8% respectively. 3 Per The Surety & Fidelity Association of America, average direct loss ratio for 2004 — 2009 for the top ten surety players is approximately 24% Additional Background Materials 48 BOC64520-103

WRIGLEY2010\01-24-11 Presentation — Special Committee Meeting\Strategic Alternatives Presentation55_Sent.docx Technology Department 9 May 2011 11:51 49/57 PRELIMINARY AND CONFIDENTIAL Sensitivity Analysis — Gross Premiums Written ($ in millions, except per share values) ? Sensitivity to net operating income assuming an incremental change in the growth rate for Contract gross premiums written for each year in 2013E, 2014E and 2015E — GPW percentage growth / (decline) sensitivity derived from a range of growth estimates for the U.S. construction industry per selected industry sources1 - Net operating income reflects capital impact of change in premiums ? Assumes no change to growth in Commercial gross premiums written for all projected years Net Operating Income Impact to FD Earnings Per Share 2013E 2014E 2015E 2013E 2014E 2015E $98.5 $107.6 $112.6 (Decline) (5.0)% $97.5 $104.1 $106.0 (Decline) (5.0)% $(0.02) $(0.08) $(0.14) Contract Contract (3.0)% 97.9 105.5 108.6 (3.0)% (0.01) (0.05) (0.09) / / Incremental Growth Mgmt. Plan 98.5 107.6 112.6 Incremental Growth Mgmt. Plan 0.00 0.00 0.00 3.0% 99.1 109.8 116.7 3.0% 0.01 0.05 0.09 GPW 5.0% 99.5 111.3 119.6 GPW 5.0% 0.02 0.08 0.16 Source: Financial projections prepared by Sheffield management, as adopted by Sheffield Special Committee Note: Earnings per share calculated based approximately 44.75mm basic shares outstanding and 1.09mm stock options outstanding at a weighted average exercise price of $15.67. 1 Industry sources estimate long term growth of 5% — 9% for total construction market. Industry sources also estimate a decline of approximately (1)% for non-residential construction in 2011. Additional Background Materials 49 BOC64520-104

WRIGLEY2010\01-24-11 Presentation — Special Committee Meeting\Strategic Alternatives
Presentation55_Sent.docx Technology Department 9 May 2011 11:51 50/57
PRELIMINARY AND CONFIDENTIAL
Sensitivity Analysis — Loss Ratio
Projections Period Assumes Release of Capital Based on 300% BCAR Target
Loss Ratios
2011E 2012E 2013E 2014E 2015E
Mgmt. Plan
29.0% 27.5% 26.0% 24.6% 24.6%
1 21.0%
25.4% 23.9% 22.4% 21.0% 21.0%
Difference (3.6) (3.6) (3.6) (3.6) (3.6)
23.0%
27.4 25.9 24.4 23.0 23.0
Difference (1.6) (1.6) (1.6) (1.6) (1.6)
27.0%
31.4 29.9 28.4 27.0 27.0
Long Term Loss Ratio Difference 2.4 2.4 2.4 2.4 2.4
29.0%
33.4 31.9 30.4 29.0 29.0
Difference 4.4 4.4 4.4 4.4 4.4
Source: Financial projections prepared by Sheffield management, as adopted by Sheffield Special
Committee
1 Long term loss ratio reflects targeted 2014E and 2015E loss ratio.
Additional Background Materials 50
BOC64520-105

WRIGLEY2010\01-24-11 Presentation — Special Committee Meeting\Strategic Alternatives Presentation55_Sent.docx Technology Department 9 May 2011 11:51 51/57 PRELIMINARY AND CONFIDENTIAL Illustrative Potential Synergies ($ in millions, except per share data) Estimated Run-Rate Synergies Public Company Costs $1.7 Senior Management 0.6 Income Tax Preparation / Rating Agency Fees 0.2 Elimination of Fronting Agreement with Fullerton (1.5) $1.0 Potential Reduction in Reinsurance Premiums [1] 10.0 Illustrative Pre-Tax Synergies $11.0 Illustrative After-Tax Synergies [2] 7.1 Illustrative After-Tax Synergies Per Share $0.16 % of Total Non-Commission Expenses [3] 12.1% Source: Sheffield management Note: Synergies do not include potential reduction in accounting and IT personnel. 1 Assumes elimination of ceded premiums net of ceded losses and additional capital requirements. 2 Assumes 35% tax rate and 45.1mm dilutive shares outstanding . 3 Assumes run-rate non-commission expenses of $91mm. Additional Background Materials 51 BOC64520-106

PRELIMINARY AND CONFIDENTIAL Appendix C: Illustrative Sale of Whole Company Illustrative Sale of Whole Company 52 BOC64520-107

WRIGLEY2010\01-24-11 Presentation — Special Committee Meeting\Strategic Alternatives Presentation55_Sent.docx Technology Department 9 May 2011 11:51 53/57 PRELIMINARY AND CONFIDENTIAL Illustrative Sale of Whole Company — Control Transaction ? Sheffield is a highly attractive company in the property and casualty insurance space — Specialty insurer with a strong track record in a narrow and highly profitable segment of the property and casualty insurance market — Consistent and strong financial performance with a significant excess capital position — Experienced management team — Scarcity value as the only publicly traded monoline surety company — Robust industry interest in entering the surety market ? There are potentially a number of industry players who would have an interest in acquiring Sheffield, thus possibly enabling the Sheffield Special Committee to achieve a “control premium” if there were an ability to broadly auction the Company — However, Fullerton has publicly stated that it is solely intent on acquiring the remaining shares of Sheffield that it does not already own and has no interest in a disposition of its controlling interest — Since the announcement of Fullerton’s offer, no potential alternative acquirors have approached Sheffield or the Sheffield Special Committee to express an interest in acquiring Sheffield, possibly as the result of Fullerton’s public statement Illustrative Sale of Whole Company 53 BOC64520-108

WRIGLEY2010\01-24-11 Presentation — Special Committee Meeting\Strategic Alternatives Presentation55_Sent.docx Technology Department 9 May 2011 11:51 54/57 PRELIMINARY AND CONFIDENTIAL Selected Specialty Insurance Control Transactions Selected Transactions >$100mm ($ in millions) Multiple of Multiple of Premium to GAAP Earnings GAAP Book Value Undisturbed Announcement Purchase Current One Year Total Total Tangible Stock Price Date Target Name Buyer Name Price Year Forward incl. AOCI excl. AOCI excl. AOCI (1 Day Prior) Dec-2010 Contractors Bonding & Insurance Co. RLI $137 NA NA 1.3 x NA NA NA Oct-2010 First Mercury Fairfax Financial 294 11.7 x 9.7 x 1.0 1.1 x 1.2 x 45.2% Sep-2010 American Physicians Services ProAssurance 233 11.1 11.4 1.4 1.5 1.4 23.6 Jun-2010 PMA Capital Old Republic 228 9.4 8.3 0.6 0.5 0.6 14.6 Feb-2010 Zenith National Fairfax Financial 1,400 14.5 NA 1.4 1.4 1.4 31.4 Dec-2008 Hartford Steam Boiler (AIG) Munich Re 666 NA NA 1.3 NA NA NA Jul-2008 Philadelphia Consolidated Tokio Marine 4,391 16.0 17.0 2.8 2.7 2.7 73.0 Jun-2008 Darwin Professional Allied World 547 12.5 13.6 2.0 2.1 2.2 6.0 Apr-2008 Safeco Liberty Mutual 6,187 10.0 11.5 1.9 2.0 1.9 50.9 Feb-2008 ProCentury Meadowbrook 272 10.8 8.8 1.7 1.2 1.7 29.2 Jan-2008 AmCOMP Employers 194 10.4 8.1 1.2 0.9 1.3 36.3 Jan-2008 North Pointe QBE 146 31.3 11.8 1.5 1.0 1.7 50.0 Oct-2007 SCPIE Holdings Doctors Co 294 17.2 NA 1.2 1.2 1.2 26.8 Sep-2007 ARMtech Endurance Specialty Holdings 223 8.9 NA 1.8 NA NA NA Jun-2007 James River DE Shaw 574 14.6 13.5 2.5 2.6 2.6 (1.9) May-2007 Ohio Casualty Liberty Mutual 2,774 11.9 16.4 1.7 2.0 1.8 32.1 Dec-2006 Praetorian QBE 800 NA NA 1.7 NA 2.1 NA Aug-2006 Republic Companies Delek Capital 290 14.7 11.2 1.7 1.6 1.7 34.1 Jul-2005 Natl Farmers Union QBE 142 NA NA 1.2 NA NA NA Oct-2004 Penn-America United National 162 14.2 14.1 1.7 1.6 1.8 10.6 Mar-2003 United National Fox Paine 240 NA NA 0.9 NA NA NA Jul-2001 Capitol Transamerica Alleghany 182 35.8 NA 1.3 1.3 1.3 10.9 Oct-2000 Farm Family Holdings American National 277 8.6 9.9 1.3 1.0 1.2 37.0 Aug-2000 Hartford Steam Boiler AIG 1,431 17.1 17.5 3.1 3.0 3.7 6.0 Jun-2000 Professionals Group Medical Assurance 249 10.3 10.2 1.1 0.9 1.2 72.0 Dec-1999 MMI Companies St Paul 193 NA 9.2 0.6 0.5 1.1 153.9 Aug-1999 Terra Nova Markel 660 10.2 NA 1.6 1.8 1.6 31.1 Jul-1999 Orion Royal & Sun Alliance 1,400 NA 15.6 2.2 2.3 2.9 23.0 Feb-1999 Executive Risk Chubb 1,045 19.3 19.6 2.5 3.6 3.2 63.0 Jan-1999 CIGNA Corp-US & International ACE 3,450 14.3 NA 1.6 NA NA NA Sep-1998 Gryphon Holdings Markel 197 NA 11.1 1.5 NA 2.4 33.3 Low $137 8.6 x 8.1 x 0.6 x 0.5 x 0.6 x (1.9)% Median 290 12.5 11.5 1.5 1.5 1.7 31.8 Mean 944 14.6 12.4 1.6 1.6 1.8 37.2 High 6,187 35.8 19.6 3.1 3.6 3.7 153.9 Oct-2007 SCPIE Holdings Doctors Co 294 17.2 NA 1.2 1.2 1.2 26.8 Sep-2007 ARMtech Endurance Specialty Holdings 223 8.9 NA 1.8 NA NA NA Jun-2007 James River DE Shaw 574 14.6 13.5 2.5 2.6 2.6 (1.9) May-2007 Ohio Casualty Liberty Mutual 2,774 11.9 16.4 1.7 2.0 1.8 32.1 Dec-2006 Praetorian QBE 800 NA NA 1.7 NA 2.1 NA Aug-2006 Republic Companies Delek Capital 290 14.7 11.2 1.7 1.6 1.7 34.1 Jul-2005 Natl Farmers Union QBE 142 NA NA 1.2 NA NA NA Oct-2004 Penn-America United National 162 14.2 14.1 1.7 1.6 1.8 10.6 Mar-2003 United National Fox Paine 240 NA NA 0.9 NA NA NA Jul-2001 Capitol Transamerica Alleghany 182 35.8 NA 1.3 1.3 1.3 10.9 Oct-2000 Farm Family Holdings American National 277 8.6 9.9 1.3 1.0 1.2 37.0 Aug-2000 Hartford Steam Boiler AIG 1,431 17.1 17.5 3.1 3.0 3.7 6.0 Jun-2000 Professionals Group Medical Assurance 249 10.3 10.2 1.1 0.9 1.2 72.0 Dec-1999 MMI Companies St Paul 193 NA 9.2 0.6 0.5 1.1 153.9 Aug-1999 Terra Nova Markel 660 10.2 NA 1.6 1.8 1.6 31.1 Jul-1999 Orion Royal & Sun Alliance 1,400 NA 15.6 2.2 2.3 2.9 23.0 Feb-1999 Executive Risk Chubb 1,045 19.3 19.6 2.5 3.6 3.2 63.0 Jan-1999 CIGNA Corp-US & International ACE 3,450 14.3 NA 1.6 NA NA NA Se p-1998 Gryphon Holdings Markel 197 NA 11.1 1.5 NA 2.4 33.3 Low $137 8.6 x 8.1 x 0.6 x 0.5 x 0.6 x (1.9)% Median 290 12.5 11.5 1.5 1.5 1.7 31.8 Mean 944 14.6 12.4 1.6 1.6 1.8 37.2 High 6,187 35.8 19.6 3.1 3.6 3.7 153.9 Source: Company filings and press releases, Thomson One, and SDC Financial Note: Reflects insurance company transactions for U.S. targets. Illustrative Sale of Whole Company 54 BOC64520-109